Exhibit 10.1

LEASE AGREEMENT

between

500 COLLEGE ROAD VENTURE, LLC

Landlord

and

AGILE THERAPEUTICS, INC.

Tenant

Dated: August 6, 2021

Premises: Suite 310 of the Building located at
500 College Road East

Princeton, New Jersey 08540

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EXHIBITS TO LEASE

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LEASE AGREEMENT

THIS AGREEMENT OF LEASE (this “Lease”) dated August 6, 2021, between 500 COLLEGE ROAD VENTURE, LLC, a New Jersey limited liability company, havi ng an office address c/o Bergman Realty Corporation, 555 U.S. Highway 1 South, Suite 210, Iselin, New Jersey 08830 (hereinafter called “Landlord”) and AGILE THERAPEUTICS, INC., a Delaware corporation having an office address prior to the Commencement Date of 101 Poor Farm Road, Princeton, New Jersey 08540, Attention: Tristen Herrstrom, SVP, Human Resources & Administration (hereinafter cal led “Tenant”).

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Demised Premises (hereinafter defined) for the Term (hereinafter defined) and at the rent and on all of the terms and conditions set forth herein. Intending to be legally bound hereunder and in consideration of $1.00 and other good and valuable consideration, Landlord and Tenant hereby agree with each other as follows:

ARTICLE  I. BASIC LEASE INFORMATION.

Section l.01. Building:

The Building is located at 500 College Road East, Princeton, New Jersey 08540 (the “Building”). The Building and the land upon which the Building is located (the “Land”) (which Land is more particularly described on Exhibit F attached  hereto), are sometimes referred to collectively as the “Real Estate” or the “Property”.

Section 1.02. Demised Premises:

The “Demised Premises” is the portion of the Building leased to Tenant consisting of approximately 13,774 rentable square feet of area (inclusive of the allocable Common Areas as defined in Section 2.06 hereof) located in suite #310, as more particularly described on the Floor Plan or outline of the Demised Premises, attached hereto as Exhibit A, which area is agreed to be deemed the area of the Demised Premises for all purposes of this Lease and shall not be revised on account of any inaccuracies of measurement. The Demised Premises includes any alterations, additions or repairs made thereto. This computation of rentable square footage shall be binding and conclusive on the parties, and their successors and assigns. Tenant shall have the right to use the Building’s fitness center, bike share program, conference center and cafe (at no cost to Tenant other than for purchases at the cafe, standard set-up/clean-up charges for using the conference facilities, and fitness class/private trainer charges or the like, if offered) subject to the Landlord’s reasonable rules and regulations pertaining to same.

Section 1.03. Base Rent:

Base Rent shall be as of the Commencement Date at the rate of $26 per rentable square foot for each rentable square foot of the Demised Premises (i.e., 13,774), which Base Rent in respect of the Demised Premises shall be escalated annually by $0.50 on the anniversary of the Commencement Date. Assuming a Commencement Date of December 1, 2021, the Tenant’s payment of Base Rent during the Term shall be as follows:

Period	Annual Rate/RSF	Annual Base Rent	Monthly Base Rent
12/1/21– 12/31/21:	$26.00	$N/A	$0.00
1/1/22 – 2/28/22:	$13.00	$N/A	$14,921.84
3/1/22 – 7/31/22:	$26.00	$N/A	$29,843.67
8/1/22 – 11/30/22:	$13.00	$N/A	$14,921.84
12/1/22 – 11/30/23:	$26.50	$365,011.00	$30,417.58
12/1/23 – 11/30/24:	$27.00	$371,898.00	$30,991.50
12/1/24 – 3/31/25:	$27.50	$N/A	$31,565.42

Section 1.04. Security Deposit:

Tenant has deposited with Landlord the sum of NINETY-FOUR THOUSAND THREE HUNDRED FIFTY AND 00/100 ($94,350.00) DOLLARS as the Security Deposit, to be governed by Section 5.05 hereof.

Section 1.05. Term:

The Term of this Lease shall be forty (40) months commencing on the Commencement Date and expiring on the last day of the month which is forty (40) full calendar months following the Commencement Date (the “Expiration Date”). If the Commencement Date occurs after December 1, 2021 as described in Section 2.05, the Expiration Date shall be postponed (and the Base Rent schedule in Section 1.03 above shall be adjusted) so that the Term shall be forty (40) months plus the remaining number of days in the month on which the Commencement Date actually occurs if such date is other than the first day of a month (and if such date is other than the first day of a month then the Monthly Base Rent for that initial partial month shall be at the monthly rate of $29,843.67 pro-rated based on a thirty (30) day month).

Section 1.06. Tenant’s Pro Rata Share:

The Tenant’s Pro Rata Share shall be the ratio of the total rentable square footage of the Demised Premises to the total square footage of the Building. The Landlord and Tenant have determined that Tenant’s Pro Rata Share is 8.70% based upon the Building rentable area of 158,235 square feet. This determination of Tenant’s Pro Rata Share shall be binding and conclusive on the parties, and their successors and assigns. The Tenant’s Pro-Rata Share shall apply to the Tenant’s payment of the Tax Increase Amount, pursuant to Section 5.02 and the Operating Cost Increase Amount, pursuant to Section 5.03.

Section 1.07. Tenant’s Electricity Charge:

The Tenant shall pay the annual sum of TWENTY-FOUR THOUSAND SEVEN HUNDRED NINETY-THREE AND 20/100 ($24,793.20) DOLLARS payable in equal monthly installments of TWO THOUSAND SIXTY-SIX AND 10/100 ($2,066.10) DOLLARS for the Tenant’s Electric Charges. The Tenant’s Electricity Charge is based upon the rate of ONE and 80/100 ($1.80/sq.ft.) Dollars per rentable square foot of the Demised Premises per annum (subject to adjustment pursuant to Section 8.02).

Section 1.08. Brokers:

Landlord’s Broker:	Jones Lang LaSalle Brokerage, Inc. 400 Alexander Park Drive Princeton, New Jersey 08540 Attention: Vinny DiMeglio

Tenant’s Broker:	Jones Lang LaSalle Brokerage, Inc. 8 Campus Drive, Suite 305 Parsippany, New Jersey 07054 Attention: Jason Benson

Section 1.09. Addresses for Landlord and Tenant:

Landlord’s Address:	500 College Road Venture, LLC c/o Bergman Realty Corporation 555 U.S. Highway 1 South Iselin, New Jersey 08830 Attention: Michael Bergman E-mail: michael@bergmanrealty.com

Tenant’s Address:	Prior to the Commencement Date:

Agile Therapeutics, Inc. 101 Poor Farm Road Princeton, New Jersey 08540 Attention: Tristen Herrstrom, SVP, Human Resources & Administration E-mail: therrstrom@agiletherapeutics.com

After the Commencement Date:

Agile Therapeutics, Inc. 500 College Road East, Suite 310 Princeton, New Jersey 08540 Attention: Tristen Herrstrom, SVP, Human Resources & Administration E-mail: therrstrom@agiletherapeutics.com with a copy of any default notice to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Attention: J. Goodwin Bland, Esq. E-mail: j.bland@morganlewis.com

ARTICLE II. DEFINITIONS.

As used herein, the terms below have the following meanings:

Section 2.01. Assessed Valuation:

The assessed valuation of the Property, including any added assessments for improvements to the Property (as same may change from time to time as a result of Landlord successfully reducing the Assessed Valuation, reassessment by the municipality or otherwise), as such is determined by an appropriate taxing authority or by final administrative proceedings. Taxes shall be calculated based upon the Property being fully assessed by the municipality.

Section 2.02. Base Year:

The Base Year for determining Tax Increase Amount and Operating Cost Increase Amount shall be the calendar year 2022.

Section 2.03. Building Systems:

The HVAC,  life  safety,  plumbing,  electrical,  elevator,  water,  sewer,  fire  alarm  and suppression systems and mechanical systems for the Demised Premises and the Building.

Section 2.04. Building Structure:

The Building’s  exterior  walls,  roof,  elevator  shafts,  footings,  foundations,  structural portions of load-bearing walls, structural floors and subfloors and structural columns and beams.

Section 2.05. Commencement Date:

The Commencement Date of this Lease shall be the later of (a) December 1, 2021, and (b) the date upon which occurs the Substantial Completion of the Base Building Work (subject to the penultimate sentence of this paragraph below) and Landlord’s Work in accordance with Law. If the Substantial Completion of the Base Building Representations and Landlord’s Work is delayed by Tenant Delays, then the Commencement Date shall be the date the Landlord’s Work and Base Building Representations would have been Substantially Completed, as reasonably estimated by Landlord, without the Tenant Delays. Notwithstanding anything to the contrary contained herein, Landlord represents to Tenant that on the Commencement Date and as part of the Base Building Work at Landlord’s cost (and not part of Landlord’s Cap) (i) the Demised Premises and Building Structure will be structurally sound and free from leaks, and the Demised Premises will be demised, broom clean, and in compliance with Law, (ii) the Demised Premises will be free from asbestos and other Hazardous Materials in violation of existing Law, (iii) there will be a valid temporary or permanent Certificate of Occupancy permitting the Permitted Use, (iv) the Common Areas will be in good working order, and (v) the Building Systems serving the Demised Premises will be in good working order (items (i) – (v) above being hereinafter referred to as the “Base Building Representations”) , with the following modifications to the Building’s HVAC system: the boiler providing heat to the Building will be replaced; the 30 ton RTU providing cooling to the atrium will be replaced; the building management system (BMS) will be upgraded; the filters on the nine heat pumps serving the Demised Premises will be upgraded from MERV-8 to MERV-13 as and where reasonably able, and any heat pumps in the Demised Premises found not to be functioning will be repaired or replaced; two of the three cooling towers will be retrofitted with new water treatment systems (two have been retrofitted already) (items (i) – (v) above, including the above modifications to the Building’s HVAC system, collectively, the “Base Building Work”). Notwithstanding the foregoing, the Commencement Date shall occur once the Landlord’s Work is Substantially Completed even though the Base Building Work is not Substantially Completed as long as the Base Building Representations are true on the Commencement Date and Landlord has commenced the Base Building Work and is working diligently to Substantially Complete the Base Building Work. Subject to any Force Majeure, manufacturer delivery delays, Tenant Delay or township delays in approving plans, issuing permits, inspecting work, etc.,, Landlord shall use commercially reasonable efforts to Substantially Complete the above modifications to the Building’s HVAC system on or prior to December 1, 2021.

Section 2.06. Common Area:

Without limitation, the lobbies, hallways, entryways, stairs, vending areas, elevators, driveways, sidewalks, parking areas, curbs, public rest rooms, loading areas, trash facilities, landscaped areas and all other areas and facilities of the Building and the Land provided and designated from time to time by Landlord for the general nonexclusive use and convenience of Tenant with other tenants and their respective employees, invitees, licensees or other visitors, as they may be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term, so long as such change to the Common Areas does not materially interfere with or materially disrupt the Tenant’s access or use of the Demised Premises as contemplated in this Lease.

Section 2.07. Environmental Claims:

Any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements (collectively, “Claims”) relating in any way to any Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment relating to Hazardous Materials.

Section 2.08. Environmental Law:

Any applicable federal, state or local statute, law, rule, regulation, ordinance, code, or rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials (including health and safety as it relates to Hazardous Materials).

Section 2.09. Expiration Date:

The last day of the Term of the Lease, plus, at the time of reference, any Renewal Term.

Section 2.10. Hazardous Materials:

Any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law.

Section 2.11. Landlord’s Work:

The work to be completed by the Landlord for the Demised Premises as set forth in the attached Exhibit B.

Section 2.12. Lease Year:

Each Lease Year during the Term of the Lease, beginning with the Commencement Date. The first Lease Year shall include the balance of the month in which the Commencement Date occurs.

Section 2.13. Mortgage:

Any mortgage, which may now or hereafter affect, encumber or be a lien upon the Property, and any renewals, modifications, consolidations, replacements and extensions thereof.

Section 2.14. Mortgagee:

Any holder of a Mortgage and its successors and assigns.

Section 2.15. Operating Cost Base:

The total dollar amount of Operating Costs incurred during the Base Year.

Section 2.16. Operating Year:

Operating Year shall mean any calendar year.

Section 2.17. Parking Area:

Those portions of the Property adjacent to the Building designated for parking by Landlord, which Landlord may assign and re-assign from time to time, so long as such assignment or re- assignment to the Parking Area does not materially interfere with or materially disrupt the Tenant’s access or use of the Demised Premises as contemplated in this Lease or require the Tenant to incur any costs. At no additional cost to Tenant (except to the extent included in Operating Costs), Tenant shall be permitted to use a total of fifty-four (54) parking spaces in common with other tenants of the Building to be governed by Section 11.04 hereof, which is based upon a parking ratio of four (4) parking spaces for each 1,000 square feet of rentable area then being leased hereunder. Landlord represents that there are currently no reserved parking spaces at the Property other than as required by governmental laws, rules or regulations (i.e. handicap spaces), in connection with the proper operation of the Property (i.e. spaces for deliveries) or other commercially reasonable reasons (i.e. to accommodate an old person). In the event Landlord designates reserved parking spaces for reasons other than the reasons described in the previous sentence or the like, Tenant shall then be entitled to a commercially reasonable number of reserved parking spaces).

Section 2.18. Real Estate Tax Base:

The dollar amount of real estate Taxes payable during the Base Year, determined by multiplying the Assessed Valuation (as same may change from time to time as a result of Landlord successfully reducing the Assessed Valuation, reassessment by the municipality or otherwise) by the tax rate for the Base Year.

Section 2.19. Rent:

The Rent includes the Base Rent and Additional Rent for Tenant’s Electricity Charge, Tax Increase Amount, Operating Cost Increase Amount (each as defined herein) and any other charges payable by Tenant to Landlord hereunder. Notwithstanding anything to the contrary contained in this Lease, non-recurring items of Additional Rent shall be due and payable by Tenant no later than thirty (30) days after an invoice from Landlord is furnished to Tenant therefor.

Section 2.20. Tax Year:

Tax Year shall mean any calendar year.

Section 2.21. Taxes:

All real estate taxes, charges and assessments imposed upon the Property which are levied with respect to the Building and/or Land or with respect to the improvements, fixtures and equipment located in the Building and/or the Common Areas (less any refunds or rebates of Taxes actually received by the Landlord with respect to any period during the Term for the benefit of the Tenant, tenants and the Landlord), and all fees, expenses and costs incurred by Landlord in connection with tax appeal to reduce the Assessed Valuation. Taxes shall not include (i) any income taxes, capital gains taxes, franchise taxes and/or transfer taxes imposed upon any transfer by the Landlord of the Property, (ii) any tax or increase in Taxes that directly results solely from the sale or refinancing of the Property; (iii) taxes imposed on, or computed as a function of, net income or net profits (including, without limitation, any federal, state or local net income or net profits tax); (iv) any inheritance, estate, gift, transfer, excise, capital stock, succession tax; (v) increase in Taxes which directly results solely from the creation of additional rentable area on the Property; or (vii) any interest charges or penalties incurred by the fault of Landlord as a result of the Landlord’s failure to timely pay any tax which the Landlord is obligated to pay, when due.

Section 2.22. Tenant’s Parties or Tenant Parties:

Tenant’s employees, officers, directors, shareholders, partners, members, managing members, licensees, subtenants, assignees, contractors, subcontractors, vendors, successors and invitees.

Section 2.23. Term:

The Term of the Lease which shall be from the Commencement Date to the Expiration Date, including any applicable Renewal Term.

Section 2.24. Business Days.

“Business Day” or “business day” means Monday through Friday, except Holidays.

ARTICLE III. PREPARATION OF THE DEMISED PREMISES.

Section 3.01. Landlord’s Work:

(a)The Landlord’s Work is described in the attached Exhibit B, which sets forth in detail the parties’ understanding regarding the scope of work to be provided to Tenant by Landlord (“Landlord’s Work”) and the procedures for completion of Landlord’s Work.
(b)Landlord shall complete the construction of the Landlord’s Work, in accordance with the provisions of the workletter (“Workletter”) set forth in the attached Exhibit ”B-2”.
(c)As to Landlord’s Work and the Base Building Work, prior to the Commencement Date, the Landlord shall arrange for any inspections and shall apply for and obtain any certificate of occupancy for the Demised Premises or other approval required by any governmental authority permitting the Permitted Use.

Section 3.02. No Representation:

Landlord has made and makes no representations, covenants or warranties with respect to the Demised Premises, the Building or the Property except as expressly set forth in this Lease.

ARTICLE IV. TERM.

Section 4.01. Term:

The Term of this Lease shall commence on the Commencement Date and shall expire on the Expiration Date unless sooner terminated or extended pursuant to the terms hereof.

Section 4.02. Commencement Date:

The Commencement Date shall be the date set forth in Section 2.05 hereof (subject to adjustment as set forth in said Section 2.05).

Section 4.03. Expiration Date:

The Expiration Date shall be the last day of the Term. If this Lease is canceled or terminated prior to the Expiration Date by reason of an Event of Default (as hereinafter defined),

Tenant’s liability under the provisions of this Lease shall continue as set forth in Article XVI hereof.

ARTICLE V. RENT.

Section 5.01. Base Rent:

Tenant shall pay Base Rent to Landlord, in the amount set forth in Section 1.03, without notice or demand, in equal monthly installments beginning on the Commencement Date (except that the first monthly installment shall be due upon the execution of this Lease). If the Commencement Date is a day other than the first day of the month, the first installment of Base Rent and Additional Rent shall be prorated for each day commencing with the Commencement Date up to and including the last day of that month. Each subsequent installment shall be due on the first day of each month during the Term. If the Expiration Date occurs on a day other than the last day of any month, Base Rent and Additional Rent for the last month of the Term shall be pro- rated in the same manner.

Section 5.02. Tax Increase Amount:

(a)As used in this Section, Taxes shall be defined as set forth in Section 2.21. “No Pass Through Period” means, in the context of this Section 5.02 and Section 5.03, the period beginning on the Commencement Date and ending on the last day of the Base Year. Notwithstanding anything herein to the contrary, during the No Pass Through Period, Tenant shall not be responsible for any charges pursuant to Sections 5.02 and 5.03, including without limitation, any Tax Increase Amounts or Operating Cost Increase Amounts.
(b)In addition to Base Rent and all other charges Tenant is required to pay hereunder, Tenant shall pay the “Tax Increase Amount” (as hereinafter defined) to Landlord as follows:
(i)If the Taxes for any Tax Year and/or the estimated Taxes for any ensuing Tax Year during the Term of this Lease shall be greater than the Real Estate Tax Base, then Tenant shall pay to Landlord, as Additional Rent and as provided in paragraph (ii) below, the “Tax Increase Amount” determined by multiplying the difference between the Taxes for the applicable Tax Year and the Taxes for the Real Estate Tax Base by Tenant’s Pro Rata Share.
(ii)Commencing with the first Tax Year closing after the close of the No Pass Through Period, within ninety (90) days (or as soon as practicable) after Landlord receives the final tax bill(s) for each Tax Year Landlord shall submit to Tenant a reasonably detailed statement (the “Tax Statement”), which shall indicate: (1) the total annual Taxes for such Tax Year, (2) the Tax Increase Amount due for said Tax Year, if any, which Tenant shall pay to Landlord within thirty (30) days after the issuance of the Tax Statement (3) the estimated annual increase (or decrease) in the Taxes for the ensuing Tax Year as reasonably determined by Landlord, (4) the estimated Tax Increase Amount due from Tenant for the ensuing Tax Year to be paid monthly on a one-twelfth (1/12) basis, together with the Base Rent until the next Tax Statement is issued for the following Tax Year, (5) any overpayment made by Tenant of any estimated Tax Increase Amount for such Tax Year, in which case Landlord shall either refund within thirty (30) days the excess amount to Tenant (if the Term shall have expired), or credit the excess amount against the estimated Tax Increase Amount due for the ensuing Tax Year (to the extent there are any) as shown on the Tax Statement, and (6) any Extra Taxes due as set forth below. Any Tax Increase Amount for a period of less than a full Tax Year shall be ratably apportioned.

(c)If the Landlord shall be successful in reducing the Assessed Valuation for any Tax Year during which the Tenant paid the Tax Increase Amount, which payment by the Tenant of the Tax Increase Amount did not take into account such reduction in the Assessed Valuation, then provided the Tenant is not in default under the Lease, beyond any applicable grace or cure period, upon Landlord’s receipt of any such Tax rebate or refund, then the Landlord shall either (1) refund within thirty (30) days the Tenant its proportionate share of such rebate or refund (if the Term shall have expired), after deducting all legal expenses and filing fees incurred by the Landlord to obtain any such reduction of the Assessed Valuation that resulted in a Tax rebate or refund or (2) credit it against the Tenant’s next monthly payment of the Tax Increase Amount (if applicable). The Real Estate Tax Base shall also be adjusted (as reasonably determined by Landlord) as a result of Landlord successfully reducing the Assessed Valuation for any Tax Year to reflect the new Assessed Valuation.
(d)Tenant shall be liable for any portion of the Taxes, charges and assessments imposed upon the Property during the Term of this Lease which are attributable to extraordinary improvements in the Demised Premises or the Building (other than Landlord’s Work or the Base Building Work) constructed at Tenant’s expense and for which the taxing authority has assigned an increase in valuation in computing the Assessed Valuation (“Extra Taxes”). Tenant shall pay to Landlord such Extra Taxes within thirty (30) days after issuance of the Tax Statement as set forth above. Any Extra Taxes due for a period of less than a full year shall be ratably apportioned. Tenant shall not be liable for any Extra Taxes attributable to the extraordinary improvements constructed for any other tenant for which the taxing authority has assigned an increase in valuation in computing the Assessed Valuation.
(e)Tenant’s obligations for payment of Tax Increase Amount during the Term shall survive the expiration or early termination of this Lease; provided, however, notwithstanding anything to the contrary contained herein, if Landlord fails to deliver a Tax Statement within two (2) years after the expiration of the Tax Year in question as to which such Tax Statement relates, then Landlord shall be deemed to have waived its right to collect Taxes for the Tax Year that would have been reconciled by the Tax Statement that was not timely delivered. Upon request from Tenant, Landlord shall provide Tenant with copies of the applicable Tax bills in connection with such Tax Statement.

Section 5.03. Operating Cost Increase Amount:

(a)Tenant hereby agrees that for each Operating Year during the Term of this Lease for which the Operating Costs (as hereinafter defined) shall be budgeted (as reasonably determined by Landlord) to exceed the Operating Cost Base, Tenant shall pay to Landlord, as Additional Rent and in the manner further provided in this Section 5.03, an amount (the “Operating Cost Increase Amount”) determined by multiplying the difference between the budgeted Operating Costs for the applicable Operating Year and the Operating Cost Base by Tenant’s Pro Rata Share. Commencing with the first Operating Year closing after the close of the No Pass Through Period, within ninety (90) days after the commencement of each Operating Year or as soon as practicable thereafter, except for the Base Year, Landlord shall present to Tenant a reasonably detailed statement (the “Operating Statement”) showing, inter alia, the Operating Cost Increase Amount, if any, due by the Tenant for such applicable Operating Year (the date upon which the Operating Statement is presented to Tenant being hereinafter referred to as the “Billing Date”), which Operating Statement, at the option of Landlord, shall include a breakdown of Operating Costs into different categories of Operating Costs or such other commercially reasonable form of Operating Statement. Each Operating Statement shall indicate the monthly Operating Cost Increase Amount to be paid by the Tenant for the current Operating Year or ensuing Operating Year and the calculation of such monthly Operating Cost Increase Amount based on the Operating Cost budget for such applicable Operating Year.

(b)Within thirty (30) days of the Billing Date Tenant shall pay the ratable portion of the Operating Cost Increase amount for the portion of the Operating Year through and including the last day of calendar month in which such payment is made. Thereafter, Tenant shall pay Operating Cost Increase Amount on a monthly basis, based on one twelfth of such annual amount, at the same time as the Base Rent is due under the Lease. To the extent the Term does not occur during or coincide with an entire Operating Year, then the Operating Cost Increase Amount shall be pro-rated for such applicable Operating Year.
(c)Commencing with the first Operating Year closing after the close of the No Pass Through Period, within ninety (90) days after the end of each Operating Year (or as soon as practicable), except for the Base Year, where the Tenant paid the Operating Cost Increase Amount, the Landlord shall provide the Tenant with a reconciliation of the Operating Cost Increase Amount, paid by the Tenant, for the prior Operating Year, which includes the calculation of the Tenant’s Operating Cost Increase Amount for such prior Operating Year, based on such actual Operating Costs for such prior Operating Year (“Reconciliation Statement”). Each Reconciliation Statement shall indicate (i) the actual Operating Cost Increase Amount for the prior Operating Year; (ii) the difference between the actual Operating Costs and the budgeted Operating Costs for the preceding Operating Year; (iii) the total Operating Cost Increase Amount paid by Tenant hereunder for the preceding Operating Year, if applicable; and (iv) the amount of any overpayment or underpayment by Tenant on account of the Operating Increase Amount for the preceding Operating Year. If the actual Operating Costs, in the Reconciliation Statement, are greater than the budgeted Operating Costs for that Operating Year (“underpayment”), then Tenant shall pay its pro rata share of the difference to Landlord within thirty (30) days after receipt of such Reconciliation Statement and bill for such underpayment. If the actual Operating Costs, in the Reconciliation Statement, are less than the budgeted Operating Costs for that Operating Year (“overpayment”), but in no event less than the Operating Cost Base, then Landlord shall have the option of either (1) refunding the excess amount to Tenant within thirty (30) days after the Tenant’s receipt of such Reconciliation Statement (if the Term shall have expired) or (2) crediting the excess amount against the next Operating Cost Increase Amount due, and owing by the Tenant (if applicable).
(d)If Tenant disputes the amount or characterization of any item contained in the Operating Statement and/or Reconciliation Statement and/or Tax Statement, by giving written notice thereof to Landlord within one hundred twenty (120) days of Tenant’s receipt of the Reconciliation Statement and/or Tax Statement, Tenant shall have the right to review Landlord’s books and records or designate an independent third party auditor to audit Landlord’s books and records upon which the Operating Statement and Reconciliation Statement and/or Tax Statement is based, provided Tenant pays all sums due as shown on the Operating Statement and Reconciliation Statement and/or Tax Statement prior to any audit and the Tenant shall not be in default under the Lease, beyond any applicable grace or cure period. Such audit shall be conducted promptly after Tenant’s notice of dispute is given to Landlord. The fee for any audit conducted on Tenant’s behalf shall be borne solely by Tenant; provided however that if the examination reveals that the Landlord has overstated the Operating Costs and/or Taxes by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable costs and expenses of such examination within thirty (30) days following Tenant’s demand. In no event shall any audit be performed by a firm retained on a contingency fee basis. The audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within ninety (90) days after commencement. The audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business. Tenant and its auditors shall treat any audit in a confidential manner and to the extent required by Landlord, shall each execute Landlord’s reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit. Tenant shall deliver a copy of such audit to Landlord within five (5) business days of receipt by Tenant. This Section 5.03 (d) shall not be construed to limit, suspend, or abate Tenant’s obligation to pay the Operating Cost Increase Amount or Tax Increase Amount when due (including any underpayment for a prior Operating Year as shown on the Reconciliation Statement or for a prior Tax Year as shown on the Tax Statement). Landlord shall have the right, at its sole expense, to have Tenant’s audit reviewed by a reputable third party certified public accountant selected by Landlord, whose determination shall be based upon generally accepted accounting principles and which shall be conclusive and binding on both Landlord and Tenant. If, as a result of Tenant’s inspection of Landlord’s books and records or the audit of Landlord’s books and records and review by an independent certified public accountant, an error is discovered in the Reconciliation Statement and/or Tax Statement, Landlord shall revise the Reconciliation Statement and/or Tax Statement accordingly and any overpayment by Tenant shall be refunded by Landlord to Tenant within thirty (30) days and any underpayment shall be paid by Tenant within thirty (30) days after written demand for payment. Any audit and subsequent adjustment in payment shall be deemed to be conclusive of settlement of the dispute. If Tenant does not notify Landlord of a dispute within one hundred twenty (120) days of receipt of any Reconciliation Statement and/or Tax Statement, Tenant shall be deemed to have accepted Landlord’s Reconciliation Statement and/or Tax Statement.

(e)The “Operating Costs” shall include each and every expense actually incurred in connection with the ownership, administration, management, operation, maintenance and repair of the Property, or reasonably charged by Landlord if Landlord performs management services in connection with the Property, including management, consulting, legal and accounting fees, and further, including but not limited to, wages, salaries and fees paid to persons either employed by Landlord or engaged as independent contractors in the operation of the Property, and such other typical items of expense as indicated in Section 5.03(f) below. If any person or independent contractor is employed with respect to more properties than the Property, the wages, salaries or fees paid therefor shall be allocated based on time spent by such person or contractor on matters relating to the Property or the degree of responsibility for the Property compared to the other properties involved.

(f)Some of the typical items of expense which comprise or may comprise, the Operating Costs, but not by way of limitation, are or may be the following, but only to the extent that they relate solely or are properly allocated to the Property:
(i)Repairs and maintenance including the cost of materials, equipment and supplies;
(ii)Utility costs, including but not limited to gas, electricity (other than Tenant Electricity Charges or the electricity charges reimbursed by any other tenant in the Building) and water and sewer charges;
(iii)Cleaning costs for the Demised Premises, the Common Areas and the Building;
(iv)Service contracts including but not limited to elevators, HVAC, janitorial and window cleaning, rubbish removal and exterminating;
(v)Costs of landscaping and snow removal;
(vi)Cost of decorating and redecorating Common Areas;
(vii)Cost of security and alarm services;
(viii)Wages, salaries and other compensation, including taxes, insurance, retirement, fringe benefits, uniforms payable to employees, but not above the level of building manager;
(ix)Reasonable fees and other compensation payable to independent contractors or other agents of Landlord;
(x)Cost of Landlord’s insurance, including but not limited to, all risk replacement cost property insurance coverage, commercial general liability coverage, loss of rent insurance (including Base Rent, estimated Tax Increase Amount and estimated Operating Cost Increase Amount), law and ordinance coverage, worker’s compensation, boiler and machinery insurance, increased cost of construction coverage and terrorism insurance;
(xi)Reasonable auditing, accounting, attorneys’ and consultants’ fees and disbursements incurred in connection with the maintenance and operation of the Real Estate;
(xii)A reasonable industry standard management fee for providing property management services, whether or not performed by Landlord, its employees, agents or servants or performed by an independent management company provided that the percentage of annual gross income used to determine such fee shall not increase during the Term;
(xiii)Cost of capital improvements for the Building and/or the Common Areas (including but not limited to costs for machinery and equipment) which are for the following: (i) improvements which are reasonably anticipated to reduce Operating Costs, including but not limited to, those designed to lower energy costs for the Building and/or the Common Areas; (ii)

improvements made in order to comply with any applicable laws and/or regulations taking effect after the Commencement Date; and (iii) improvements made to improve the health, safety and welfare of the Building and its tenants (including but not limited to those pertaining to sprinklers and fire suppression systems). Any such capital improvements shall be amortized over their respective useful lives on a straight line basis, based on generally accepted accounting principles or such other reasonable basis for determining such useful life, as determined by Landlord’s architect or engineer. Such amortized amount shall include interest at the greater of: (i) seven percent (7%) per annum or (ii) three percent (3%) over the prime rate of interest announced in the Wall Street Journal, as such may change from time to time;

(xiv)The cost of compliance by Landlord with all laws, rules, regulations, ordinances or requirements of the Federal, State or Municipal government, or of any department, subdivision, bureau or office thereof, or of any other governmental, public or quasi-public authorities hereafter created and taking effect after the Commencement Date, provided that if such compliance amounts to a capital improvement the cost thereof shall be amortized as provided in 5.03(f)(xiii) above; and
(xv)Any other expenses of any kind whatsoever reasonably incurred in managing, operating, maintaining and repairing the Property.
(g)	The term “Operating Costs” shall not include or be deemed or construed to include:
(i)Costs incurred in connection with the construction of the Building or the initial development of the Property;
(ii)Costs for which Landlord is reimbursed by its insurer, any tenant’s insurer, or any tenant;
(iii)Costs attributable to improvements to the Demised Premises or the premises of other tenants in the Building;
(iv)Costs, expenses or expenditures relating to the enforcement of duties, liabilities or obligations of other tenants in the Building;
(v)Interest, principal or other payments on mortgages, ground leases or other debt costs;
(vi)Depreciation on the Building;
(vii)Taxes or franchise, transfer, inheritance, capital stock taxes or income taxes of Landlord or other taxes imposed upon or measured by the income or profits of Landlord;
(viii)Costs, which are paid directly by any tenant;
(ix)Cost of Tenant Electricity Charges as defined in Section 8.02 for which Landlord is reimbursed by Tenant or any other tenants in the Building;

(x)Costs incurred by Landlord to lease space to new tenants or to retain existing tenants, including, without limitation, leasing commissions, advertising and promotional expenditures, and legal expenses in connection with lease negotiations.
(xi)The costs of repairs or restoration necessitated by condemnation or casualty damage other than the deductible;
(xii)Expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants, or in connection with any financing or sale of the Property;
(xiii)Landlord’s general overhead and general administrative expenses, except if it is solely for the Building;
(xiv)Cost to correct any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state, or local law or regulation;
(xv)Expenses in connection with services or benefits exclusively for the benefit of another tenant, which are not provided to the Tenant or for which one or more tenants in the Building are charged directly;
(xvi)Capital improvements other than those set forth in Section 5.03(f)(xiii) and (xiv);
(xvii)expenditures for the salaries and benefits of the executive officers, if any, and management personnel above the level of building manager, of the Landlord or any Affiliate of the Landlord;
(xviii)the cost of complying with applicable governmental requirements taking effect on or prior to the date of this Lease with which the Property is not in compliance on the date of this Lease;
(xix)tort claims and the expenses of investigation and defense thereof to the extent they exceed deductible amounts under the Landlord’s insurance policies;
(xx)that portion of the profit or overhead component of any cost or expense incurred or paid to an Affiliate of the Landlord that is in excess of the profit or overhead component that would have been incurred or paid to a third party vendor dealing at arm’s length;
(xxi)the cost of providing heating, ventilation and air conditioning during After Hours Use to any person;
(xxii)the cost of providing cleaning or janitorial services to any person in excess of that contemplated by subsection 8.01 of this Lease;

(xxiii)any costs associated with the Landlord’s withdrawing from any “multi- employer plan” (as that phrase is defined in the Employee Retirement Income Security Act of 1974, as amended) in which the Landlord may be a participating employer;
(xxiv)the cost of leasing or renting any equipment or personal property if the purchase of the item would not qualify as an Operating Cost;
(xxv)any expense contemplated by subsection 5.03(f)(vi) which is in excess of an amount reasonably appropriate for Comparable Buildings;
(xxvi)any expenditure to phase out any chlorofluorocarbons that may be in the coolant circulating in the Building’s main air conditioning system and any costs incurred in the removal, encapsulation, replacement with alternative substances or disposal of asbestos, asbestos- containing material, hydro chlorofluorocarbons or chlorofluorocarbons or expenses incurred in the removal, encapsulation or other treatment of Hazardous Material; and
(xxvii)costs arising from Landlord’s charitable or political contributions.

No item of expense shall be counted more than once either as an inclusion or an exclusion from Operating Costs. Notwithstanding anything to the contrary contained herein, Landlord agrees to cap increases in Controllable Operating Costs to five percent (5%) per year from the previous Operating Year on a cumulative basis. “Controllable Operating Costs”  include all Operating  Costs excluding non-controllable expenses, which include but are not limited to: snow removal, utilities, insurance, nonrecurring items, repairs and maintenance (other than the cost of contracted services for HVAC, elevators, landscaping, cleaning, etc.) and the cost of compliance with any laws, codes, rules, regulations, etc. pursuant to Section 5.03 (f) (xiv) above.

(h)With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 100% of the rentable area thereof, or Landlord is not supplying services to 100% of the rentable area thereof, the Operating Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 100% of the rentable area thereof and Landlord had been supplying services to 100% of the rentable area thereof.
(i)Tenant’s obligations for payment of the Operating Cost Increase Amount during the Term shall survive the expiration or early termination of this Lease; provided, however, notwithstanding anything to the contrary contained herein, if Landlord fails to deliver a Reconciliation Statement within two (2) years after the expiration of the Operating Year in question as to which such Reconciliation Statement relates, then Landlord shall be deemed to have waived its right to collect Operating Cost Increase Amounts for the Operating Year that would have been reconciled by the Reconciliation Statement that was not timely delivered.

Section 5.04. Payment of Rent or Additional Rent:

(a)Rent, including Tax Increase Amounts, Operating Cost Increase Amounts, Tenant’s Electricity Charge, or any other charges payable hereunder (collectively “Additional Rent”) shall be paid on the first day of each calendar month in lawful currency of the United States without notice, demand, counterclaim, offset, deduction, defense, or abatement (except as otherwise expressly provided herein). Notwithstanding anything to the contrary contained in this Lease, non- recurring items of Additional Rent shall be due and payable by Tenant no later than thirty (30) days after an invoice from Landlord is furnished to Tenant therefor.

(b)All Rent and/or Additional Rent payable under this Lease, shall be payable to Landlord at its address as set forth in Section 1.09 or at such other address as Landlord shall designate by giving notice to Tenant; provided, however, at Tenant’s election, Tenant may pay Rent to Landlord by ACH or wire transfer in accordance with instructions which Landlord shall provide Tenant upon Tenant’s request.
(c)If Tenant shall fail to pay Base Rent, Additional Rent, Tax Increase Amounts, Operating Cost Increase Amounts, Tenant’s Electricity Charge or any other charges payable hereunder, whether or not the same are called Rent or Additional Rent, Landlord shall have all remedies provided for in the Lease or at law as in the case of nonpayment of Rent.
(d)There will be a $100.00 charge for any check returned to Landlord unpaid for any reason and after the second occurrence of a returned check in any twelve (12) month period, or after a third occurrence over the Term, Tenant will thereafter pay the Rent only with wire or ACH transfer.
(e)Tenant’s obligations (accruing during the Term) under this Article V hereof shall survive the expiration or earlier termination of this Lease, subject to the two (2) year period referenced in Section 5.03 and 5.04 hereof.

Section 5.05. Security Deposit:

(a)The sum which is set forth in Section 1.04 which Tenant has deposited with Landlord is security for the full and faithful performance by Tenant of all its obligations under this Lease or in connection with this Lease. If an Event of Default (as herein defined) has occurred, Landlord may use, apply or retain the whole or any part of the Security Deposit in such order and in such combination as Landlord elects, for the payment of (i) Rent or any other sums of money which Tenant may not have paid or which may become due after the occurrence of the Event of Default; (ii) intentionally omitted; or (iii) any sum which the Landlord may expend or be required to expend by reason of such Event of Default, including any damages or deficiency in the reletting of the Demised Premises in connection with Article XVI hereof. In the case of every such application or retention during the Lease Term, Tenant shall, within fifteen (15) days after demand, pay to Landlord a sum equal to that so applied or retained, which shall be added to the Security Deposit so that the same shall be restored to its original amount. Landlord may use, apply or retain the whole or any part of the Security Deposit for the repair of damage to the Demised Premises upon Tenant’s surrender of the Demised Premises on the Expiration Date (as well as any sums reimbursable to Landlord by Tenant due to Tenant’s failure to surrender the Demised Premises on the Expiration Date as provided in this Lease). The use, application or retention of the Security Deposit or portion thereof by Landlord shall not prevent Landlord from exercising any other right or remedy provided for hereunder or at law and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

(b)The Security Deposit shall bear no interest; and if legally permissible, Landlord shall be entitled to commingle the Security Deposit with Landlord’s other funds.
(c)If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days after the Expiration Date or upon any later date after which Tenant has vacated the Demised Premises. In the absence of evidence reasonably satisfactory to Landlord of any assignment of the right to receive the Security Deposit or the remaining balance thereof, Landlord may return the Security Deposit to the original Tenant regardless of one or more assignments of Tenant’s interest in such Security Deposit. In such event, upon the return of such Security Deposit or balance thereof to the original Tenant, Landlord shall be completely relieved of liability hereunder.
(d)Tenant covenants and agrees that it shall not assign, pledge, hypothecate, mortgage or otherwise encumber the Security Deposit during the term of the Lease, except in connection with a permitted assignment of this Lease.
(e)The Security Deposit may be transferred to any purchaser of Landlord’s interest in the Building or the Property (provided that Landlord gives Tenant the name and address of such transferee), and upon such transfer, Landlord shall be relieved of any obligation with respect thereto.

ARTICLE VI. SIGNS.

Section 6.01. Building Directory(s):

Landlord at its cost shall include Tenant’s name on the directory of tenants in the entrance lobby area of the Building and a floor directory of tenants on each of the floors (if applicable). As of the date hereof, both of such directories exist for the Building.

Section 6.02. Tenant Door Signage:

(a)If a standard door signage system exists for the Building, Landlord shall order and install the Building standard door signage bearing Tenant’s name, which shall be the only signage permitted on the exterior of the Demised Premises. If no standard door signage system exists for the Building, Tenant may install its own door signage graphics subject to Landlord’s prior review and reasonable approval. As of the date hereof, a standard door signage system exists for the Building.
(b)Tenant shall reimburse Landlord for all reasonable costs associated with any requested future signage changes, including any permits or licenses which may be required.
(c)Tenant shall not have the right to install or maintain any signs in or about the Property or visible from the outside window of the Demised Premises.
(d)Landlord shall have the right to temporarily remove any sign in order to paint, or to make repairs, alterations or improvements in or upon the Building or Demised Premises, at its expense, and shall thereafter promptly reaffix same, at its expense.

(e)At the expiration of the Term, the Tenant shall, at Tenant’s sole cost and expense, remove all Tenant-installed signs and restore the area in which they were affixed to its prior condition.

ARTICLE VII. REPAIRS, ALTERATIONS, COMPLIANCE, SURRENDER.

Section 7.01. Repairs and Maintenance by Landlord:

Landlord shall make or cause to be made necessary repairs, replacements and maintenance to the Common Areas of the Building, and Landlord shall make or cause to be made necessary repairs, replacements and maintenance to the Building or Real Estate including the roof, foundation, floors, exterior walls, windows, any load-bearing interior walls of the Demised Premises; and the electrical, plumbing, HVAC and mechanical systems (except for such systems and fixtures which are located in the Demised Premises and/or serve only the Demised Premises, which shall be Tenant’s sole responsibility), except for any damage to the Building or Real Estate caused by (i) any act, omission or negligence of Tenant, Tenant’s agents or invitees; (ii) the failure of Tenant to perform or comply with any terms, conditions or covenants in this Lease; or (iii) any Alterations, installations, additions or improvements made or to be made by Tenant. Damage set forth in (i), (ii) and (iii) will be repaired by Landlord at Tenant’s reasonable expense. All of Landlord’s repairs, replacements and maintenance shall be as is reasonably customarily provided for Comparable Buildings.

Section 7.02. Repairs and Maintenance by Tenant:

(a)Except for the repairs and other work to be performed by Landlord as set forth in this Lease, (1) Tenant shall take good non-structural care of the Demised Premises (allowing for reasonable wear and tear, casualty and condemnation), and (2) Tenant, at its expense, shall promptly make all repairs in and about the Demised Premises as shall be required by reason of (i) the performance or existence of work performed or to be performed by Tenant, (ii) the installation, use or operation of Tenant’s property in the Demised Premises, (iii) the moving of Tenant’s property in or out of the Building or (iv) the misuse or neglect of Tenant or any of its employees, agents or contractors; provided, however, that Tenant shall not be responsible for any of such repairs if and to the extent that the same are required by reason of the negligence or willful misconduct of Landlord or its employees, agents or contractors. Except for repairs Landlord is specifically obligated to make, Tenant, at its expense, shall be responsible for all repairs, maintenance and replacements within the Demised Premises, including the replacement of lights and fluorescent bulbs and ballasts which shall be performed by Landlord and reimbursed by Tenant at Tenant’s reasonable expense. Tenant shall notify Landlord of all repairs made by Tenant exceeding ten thousand ($10,000) dollars in cost. Tenant shall not remove blinds from windows. In making repairs, Tenant shall observe and comply with all requirements, laws or regulations of any applicable public authority and the terms and conditions of all insurance policies required by Article XIV relating to or affecting the Property.
(b)Tenant shall be responsible and liable for all damages to the Demised Premises and the Building or any part thereof attributable to the fault, negligence or misuse of Tenant, its agents employees or servants.

Section 7.03. Approval by Landlord of Improvements:

After completion of Landlord’s Work and Base Building Work, Tenant may not make alterations, additions or improvements to the Demised Premises (“Alterations”), or any part thereof (other than interior improvements or alterations of a decorative nature which shall not require Landlord’s consent), without the prior written consent of Landlord, not to be unreasonably withheld or delayed, but it shall be deemed reasonable for Landlord to withhold consent if any Alterations would adversely affect the Building Systems and/or the Building’s Structure. The parties agree that the Base Building Work and Landlord’s Work are not Alterations. Prior to starting any work, Tenant furnish Landlord with (i) copies of any plans and specifications (or if no construction permit is required and plans and specifications are not customarily required for work of the kind proposed (such as, for example, painting or other cosmetic alterations), a reasonably accurate description of the work to be performed), (ii) any permits that may be required by law for performing such work or improvements (other than the Certificate of Occupancy) and (iii) copies of certificates of insurance, for the coverage amounts required herein, for each and every contractor and/or vendor performing work in or about the Demised Premises for Tenant. In all events, Landlord shall be permitted to approve, at its sole and absolute discretion, the contractors to be used by Tenant for HVAC work, plumbing work, mechanical work or electrical work, which approval shall not be unreasonably withheld or delayed, provided that such contractors charge commercially reasonable fees. Landlord agrees to respond to any written request for approval of any plans and specifications (and confirmation if same contain Specialty Alterations) and contractors within seven (7) business days after receipt thereof by Landlord. Any permitted Alterations shall be performed lien free, in a good and workmanlike manner and using Building standard or better quality materials in accordance with all requirements of any applicable governmental authority, the terms and conditions of all required insurance policies and any other provisions relating to Tenant’s work herein contained. Tenant’s Alterations shall be performed in such a manner as to cause a minimum of interference with other construction activities currently in progress at the same time in the Building or as to any other tenant’s use or occupancy of their leased premises. Tenant shall reimburse Landlord within thirty (30) days after rendition of a bill for all of Landlord’s actual reasonable out-of-pocket costs incurred in connection with any Alterations, including all management, engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plan and specifications and for the monitoring of construction of the Alterations. Without Landlord’s prior written consent, Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations. Any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Demised Premises upon the expiration or sooner termination of this Lease, unless Landlord requires the removal of any such Alterations, which are not customary for a business office (“Specialty Alterations”), and the parties agree that Tenant’s cabling and wiring are not a Specialty Alteration. Notwithstanding anything to the contrary contained herein, Landlord agrees that there are no Specialty Alterations on the Preliminary Space Plan. If Landlord requires the removal of such Specialty Alterations, it shall so notify Tenant at the time of its approval of same (and failing such notice by the Landlord at the time of such approval with respect to any such Alteration, the Tenant shall have no such removal obligation with respect to such Alteration), and Tenant shall at its sole cost and expense, forthwith and with all due diligence (but in any event not later than ten (10) business days after the expiration or earlier termination of the Lease) remove all or any portion of any such Specialty Alterations made by Tenant which are designated by Landlord to be removed (including without limitation stairs, if applicable) and repair and restore the Demised Premises in a good and workmanlike manner to their original condition, reasonable wear and tear, casualty and condemnation excepted. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all loss, liability, damage cost or expense (including, without limitation, reasonable attorney’s fees, disbursements and court costs) resulting from such work. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord’s consent to or approval of any Alterations, (or the plans or specifications therefore) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable laws and insurance requirements, and Tenant shall be solely responsible for ensuring all such compliance.

Section 7.04. Emergency Repairs:

If, in an emergency, it shall become necessary to make any repairs or replacements otherwise required to be made by Tenant, Landlord may enter the Demised Premises, and proceed to make or cause such repairs or replacements to be made at its expense. Landlord shall give Tenant advance notice of such emergency. Within thirty (30) days after Landlord renders a bill for such repairs or replacements, Tenant shall reimburse Landlord for the reasonable cost of making such repairs.

Section 7.05. Electrical Lines:

Tenant may not install any electrical equipment that overloads the lines in the Demised Premises, the Building or the Property or which will interfere with the use thereof by other tenants of the Building unless Landlord approves same in the Plans and Specifications or as provided for in Section 7.03 above; provided, however, Landlord agrees to furnish electric service to the Demised Premises equal to the Electric Capacity. If Tenant makes such installation, Landlord may require Tenant, at Tenant’s sole cost and expense, to make whatever alterations and/or repairs are necessary and which are in compliance with the terms and conditions of all required insurance policies and all requirements of applicable governmental authorities. Tenant shall be responsible or liable for all damages anywhere in the Building caused by any electrical overload attributable to Tenant.

Section 7.06. Surrender of Premises:

On the Expiration Date, Tenant shall quit and surrender the Demised Premises together with all alterations, fixtures, (except trade fixtures), installations, additions and improvements which may have been made in or attached thereto, vacant, broom clean, and in good condition and repair, ordinary wear and tear, casualty and condemnation excepted, unless Landlord provides otherwise in writing with respect to Specialty Alterations. On or before the Expiration Date, Tenant at its expense, shall remove from the Demised Premises all of Tenant’s moveable property which is not attached to, or built into, the Demised Premises (including, without limitation Tenant’s furniture, partitions, work stations, and all other personal property of Tenant) except such items thereof as Tenant shall have expressly agreed in writing with Landlord were to remain and to become the property of Landlord, and shall fully repair any damage to the Demised Premises or the Building resulting from such removal. Any moveable personal property of Tenant, or any subtenant or occupant, which shall remain in or on the Demised Premises after the termination of this Lease may, at the option of Landlord and without notice, be deemed to have been abandoned by such Tenant, subtenant or occupant, and may either be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit. Tenant shall reimburse Landlord for any reasonable cost or expense incurred by Landlord in carrying out the foregoing. Landlord shall not be responsible for any loss or damage occurring to any such property owned by Tenant or any subtenant or occupant. Tenant’s obligations under this Section 7.06 shall survive the Expiration Date.

ARTICLE VIII. SERVICE AND UTILITIES

Section 8.01. Landlord’s Services:

(a)Landlord shall furnish at no additional cost to Tenant, but all costs and expenses incurred by Landlord in connection with providing said services shall be included in Landlord’s Operating Costs: (i) heat and air conditioning required for the comfortable occupancy of the Demised Premises, between 8:00 A.M. and 6:00 P.M. Monday through Friday, and Saturday 9:00 A.M. to 1:00 P.M., excluding Holidays (see Exhibit E for “Holiday Schedule”); (ii) electricity to the Demised  Premises  for Tenant’s  office  use, including  lighting  and  electrical outlets  for equipment; (iii) access and elevator service to the Demised Premises at all times, including one weekend elevator; (iv) restroom supplies (Common Area restrooms only); (v) cleaning services as set forth in the Building Janitorial Specifications (annexed hereto as Exhibit D) on weekdays, excluding Holidays, (vi) removal of ice, snow and debris from the Common Areas, including, but not limited to, walkways, Parking Areas, parking lots, and other paved surfaces; (vii) landscaping maintenance and services for all plants, shrubs, flower beds and grounds located in both the interior and exterior of the Building and the Common Areas; (viii) access to the Building, Common Areas and Demised Premises twenty-four (24) hours per day, seven (7) days per week; (ix) hot and cold water to the Demised Premises in quantities customary for office usage for drinking, pantry, cleaning and lavatory purposes, toilet facilities and sewerage services; and (x) such other services as Landlord may set forth from time to time. Landlord shall have the right to reasonably modify the terms and/or frequency of the services provided Landlord gives at least five (5) business days’ notice of any changes, so long as such changes do not materially interfere with or materially disrupt the Tenant’s access or use of the Demised Premises as contemplated in this Lease or require the Tenant to incur any costs. The following temperature ranges per BMS controlled existing heat pump HVAC system shall be maintained in the Building and the Demised Premises during standard Building operating hours in accordance with regional best practices; (i) 69-74 degrees Fahrenheit during the summer when the outside temperature remains below 95 degrees Fahrenheit, (ii) 69-74 degrees Fahrenheit during the winter when the outside temperature remains above 10 degrees Fahrenheit, and (iii) 69-74 degrees Fahrenheit during the spring and fall when the outside temperature remains below 95 degrees Fahrenheit and above 10 degrees Fahrenheit.
(b)Subject to the last sentence of Section 8.01(a) above, Tenant shall have the right to use the Demised Premises at all times. If Tenant shall require heating, venting or air conditioning (“HVAC”) beyond the Building hours and days of operation described above (“After Hours Use”), then Tenant shall provide reasonable notice to Landlord and Landlord shall furnish HVAC upon the express condition that Tenant shall be responsible for the costs of any and all HVAC and Building Services required and attributable to such After Hours Use. The cost for After Hours Use of HVAC is charged at the rate of $75.00 per hour, subject, however, to adjustment by the difference between the cost of delivery of electricity as of the date of this Lease and any increases in the costs thereof that may occur from time to time. Payment for After Hours Use of services shall be deemed Additional Rent and shall be paid to Landlord monthly, together with Base Rent. Landlord shall not charge Tenant for the cost of any security services which are currently being provided.

(c)Landlord, as part of the Operating Costs, shall maintain and provide services to the Land and Common Area, including lobbies, stairs, elevators, corridors, restrooms, and Parking Areas.
(d)Landlord shall not be liable for any damages caused by interruption of services due to repair, inspection or causes beyond its reasonable control, including any interruption of utility services. Landlord shall use reasonable efforts to remedy any interruption in furnishing of services and utilities. Tenant shall continue to be responsible for payment of Rent during any period of such interruption. If the interruption of services does not allow Tenant to comfortably use or occupy the Demised Premises in the normal course for a period of five (5) consecutive business days due to any wrongful act or omission of Landlord or any of Landlord’s agents, then the Rent hereunder shall be equitably abated (prorated based on the proportion of the Demised Premises not receiving the services) from the first day of the interruption of services until such time as either the services are restored or Tenant uses or occupies the Demised Premises. Such interruption of services shall be defined as (i) insufficient electrical service to the Demised Premises, (ii) inability to provide access to the Demised Premises via at least one (1) elevator, (iii) inability to access lavatories on the floor of the Demised Premises or on an adjacent floor, or (iv) insufficient HVAC such that the Demised Premises cannot be occupied except under conditions of “extreme discomfort” for the occupants.
(e)Wherever heat-generating machines or equipment which exceed the Electric Capacity are used by Tenant in the Demised Premises which adversely affect the temperature otherwise maintained by the air conditioning system servicing the Demised Premises (other than types or amounts typically found in general offices similar in size and location as the Demised Premises not in excess of the Electric Capacity), Landlord reserves the right, following notice to Tenant (including Landlord providing reasonable evidence substantiating the foregoing) and Tenant’s failure to remove such machines or equipment within ten (10) business days of such notice, to install supplementary air conditioning units in or for the benefit of the Demised Premises and the reasonable cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord within thirty (30) days after written demand for payment, as Additional Rent.
(f)Tenant will not, without the written consent of Landlord, use any apparatus or device in the Demised Premises, including but not limited to, electronic data processing machines and machines using current in excess of the Electric Capacity, which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Demised Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Demised Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Demised Premises as normal office use, in Landlord’s reasonable opinion, Landlord may, following notice to Tenant (including Landlord providing reasonable evidence substantiating the foregoing) and Tenant’s failure to stop such excessive use of electric or water within ten (10) business days of such notice, Tenant shall procure the prior written consent of Landlord for the use thereof, which consent shall not be unreasonably withheld or delayed, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The reasonable cost of any such meters shall be paid for by Tenant as Additional Rent. Tenant agrees to pay as Additional Rent to Landlord promptly within thirty (30) days after written demand for payment, the reasonable cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

Section 8.02. Electricity:

(a)Tenant shall pay to Landlord, as Additional Rent, Tenant’s Electricity Charge which amount is defined in Section 1.07 hereof for Tenant’s electricity consumption within the Demised Premises for interior lighting and the use of Tenant’s business equipment. This sum shall be payable to Landlord in advance on a monthly basis together with Base Rent and shall represent the cost of all electricity furnished to Tenant at the Demised Premises, other than for Building supplied heating and air-conditioning (which shall be provided on a rent inclusion basis), based on 5.5 watts connected load per rentable square foot of the Demised Premises, exclusive of the Building Systems (the “Electric Capacity”). The Landlord shall not be required to furnish electrical current for equipment whose electricity consumption exceeds the Electric Capacity (including without limitation supplementary heating and air conditioning, if any).
(b)If the Plans and Specifications anticipate extra electric usage based on either substantially greater needs than the Electric Capacity or regular usage beyond the Building business hours, and Landlord provides reasonable evidence substantiating the foregoing, the amount charged to Tenant as set forth in Section 1.07 above shall be adjusted to reflect such additional usage.
(c)Tenant’s Electricity Charge as set forth in Section 1.07 hereof may be adjusted when the rate charged the Landlord by the local electric company or provider is modified between the execution of this Lease and the Commencement Date and further adjusted from time to time to reflect changes in the rate charged the Landlord subsequent to the Commencement Date, provided that Landlord provides reasonable evidence substantiating the foregoing.
(d)Subsequent to Tenant’s having taken occupancy and commenced use of the Demised Premises, Landlord may cause a survey to be made by an independent electrical engineer or other qualified person of the estimated use of electricity in the Demised Premises (other than for the heating and air conditioning provided by Landlord as required herein, but including any supplemental HVAC  systems  installed  for Tenant’s  sole  use  within the  Demised  Premises provided the consumption for said supplemental HVAC is not being measured and billed to Tenant pursuant to a direct meter or sub-meter). The Tenant Electricity Charge set forth in Section 1.07 hereof shall be adjusted not more frequently than annually to reflect the outcome of this survey. Tenant shall pay for the reasonable cost of such survey to the extent the survey, but not more than annually, results in an increase in the Tenant’s Electricity Charges.

(e)The Landlord, at its option and cost, may install an electric meter or sub-meter to measure the electricity actually consumed in all or a portion of the Demised Premises at any time, inclusive of any supplemental HVAC equipment installed for Tenant’s sole use (such as an air conditioning unit for Tenant’s computer equipment room). In such case, the Tenant shall pay for its electrical usage based on metering or sub-metering to Landlord, as Additional Rent, on a monthly basis together with Rent, at the tariff applicable to Landlord, either (i) in lieu of the Tenant’s Electricity Charges if said metering or sub-metering measures Tenant’s electric consumption for all interior lighting and receptacle use of Tenant’s business equipment throughout the entire Demised Premises (excluding the Building heating and air conditioning), or (ii) in addition to Tenant’s Electricity Charges if said metering is to measure Tenant’s use of any supplemental HVAC equipment.

ARTICLE IX. USE AND OPERATION.

Section 9.01. Use:

(a)Tenant shall use the Demised Premises for general offices and reasonable ancillary uses and for no other purpose (“Permitted Use”). Subject to this Article IX, Tenant shall comply with all applicable zoning regulations or requirements of any governmental entity having jurisdiction over the Property, as well as all the requirements set forth in Article XX. As part of the Base Building Work, Landlord shall obtain a certificate of occupancy for the Demised Premises permitting the Permitted Use (“Certificate of Occupancy”), and Landlord agrees not to amend or modify the Certificate of Occupancy so as to prohibit the Permitted Use during the Term.
(b)Other than the Certificate of Occupancy, Tenant at its sole cost and expense, shall obtain and keep in effect during the Term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Demised Premises for the Permitted Use in accordance with applicable Law and all insurance requirements. The number of employees of Tenant within the Demised Premises, as a whole, shall at no time exceed 5 persons for each one thousand rentable square feet in the Demised Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) with respect to the Demised Premises; provided, however, Landlord is responsible for any violations of Law, including the Disabilities Act that (1) exist on or prior to the Commencement Date as part of Landlord’s Work and Base Building Representations, or (2) exist on or prior to the Substantial Completion of the Base Building Work; and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas other than the Demised Premises, other than compliance that is necessitated by the use of the Demised Premises for other than the Permitted Use or as a result of any Alterations or additions made by Tenant (which risk and responsibility shall be borne by Tenant). In addition, the Demised Premises shall not be used for any purpose which, in Landlord’s reasonable judgment, creates strong, unusual, or offensive odors, fumes, dust or vapors; which emits noise or sounds that are objectionable due to intermittence, beat, frequency, shrillness, or loudness; or which is associated with indecent or pornographic matters. Tenant shall not use or permit the storage of any explosives, fuel or other hazardous or inflammable materials within the Demised Premises other than such materials and in such quantities which are normal and customary in office space of this type and in compliance with all applicable Laws and insurance requirements. Tenant shall conduct its business in the Demised Premises so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building. Tenant shall not knowingly conduct or permit to be conducted in the Demised Premises any activity, or place any equipment in or about the Demised Premises or the Building, which will invalidate the insurance coverage in effect or materially increase the rate of fire insurance or other insurance on the Demised Premises or the Building; provided, however, Tenant’s Permitted Use in and of itself shall not be deemed to violate this sentence. If any invalidation of coverage or material increase in the rate of fire insurance or other insurance occurs or is threatened by any insurance company due to activity conducted from the Demised Premises, or any act or omission by Tenant, or its agents, employees, representatives, or contractors, and Landlord provides reasonable evidence substantiating the foregoing, such statement or threat shall be conclusive evidence that the material increase in such rate is due to such act of Tenant or the contents or equipment in or about the Demised Premises, and, as a result thereof, Tenant shall be liable for such increase and shall be considered Additional Rent payable with the next monthly installment of Base Rent due under this Lease; provided, however, Tenant’s Permitted Use shall not in and of itself be deemed to violate this sentence. In no event shall Tenant introduce or permit to be kept on the Demised Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance, other than such materials and in such quantities which are normal and customary in office space of this type and in compliance with all applicable Laws and insurance requirements.

Section 9.02. Rules and Regulations:

The rules and regulations in effect as of this date are set forth in Exhibit C annexed hereto, and with any changes made therein by the Landlord if, with respect to any such changes, (i) the Landlord shall have given notice of the particular changes to the Tenant, (ii) such changes shall not materially adversely affect the conduct of the Tenant’s business in the Demised Premises, and (iii) such changes shall not increase the Rent. Tenant shall observe all Rules and Regulations established by Landlord from time to time for the Building and the Property, provided Tenant shall be given at least five (5) days’ notice of any changes therein. Landlord shall not enforce the Rules and Regulations in a discriminatory manner against Tenant.

Section 9.03. Restriction on Tenant’s Activities:

(a)Garbage:    (i)    Tenant shall handle and dispose of all rubbish and garbage in accordance with the Rules and Regulations established by Landlord.

(ii)Landlord shall provide rubbish and garbage removal in accordance with the cleaning specifications incorporated as part of Exhibit D.

(iii)Tenant shall arrange for any rubbish and garbage removal in excess of the quantity to be disposed of by Landlord pursuant to the cleaning specifications set forth in Exhibit D at Tenant’s sole expense.

(b)Plumbing Facility Use: Tenant shall not use the plumbing facilities of the Demised Premises or the Building for any purposes other than those for which they are intended. Tenant may not dispose of any substances therein which may clog, erode or damage the pipelines and conduits of the Demised Premises, the Building or the Real Estate.

(c)Floor Load: Tenant shall not install, operate or maintain in the Demised Premises any heavy item of equipment which exceeds the floor load per square foot which such floor was designed to carry.
(d)Exterior Walls or Roof: Tenant shall not use all or any portion of the roof or exterior walls of the Demised Premises or the Building for any purpose.
(e)Use of Common Areas: The Tenant and Tenant’s Parties shall not solicit or conduct business within the Common Areas nor take any action which would unreasonably interfere with the rights of other tenants or persons to use and enjoy the Common Area, including without limitation, excessive cell phone use or the practicing of religious or ritualistic observances.

Section 9.04. Compliance With Law:

(a)Tenant shall comply with all statutes, ordinances, orders, rules, regulations and other governmental requirements relating to the use or occupancy of the Demised Premises, and all rules, orders, regulations, recommendations and requirements of the board of fire underwriters or insurance service office, or any other similar body, having jurisdiction over the building in which the Demised Premises are located (collectively “Law”), including, without limitation, the making of any required capital improvement or repair at the Demised Premises; provided, however, this clause shall not require the Tenant to make any changes (including without limitation, any changes to Building Systems or Building Structure) that may be required thereby that are generally applicable to the Building as a whole (or any changes to cure any violations that exist on or prior to the Commencement Date), except any changes that are necessitated by reason of Tenant’s particular use or manner of occupancy of the Demised Premises (as opposed to the Permitted Use), by any Alterations made by Tenant (not including the Base Building Work or Landlord’s Work). Tenant shall not use or occupy, or permit any portion of the Demised Premises to be used or occupied, (1) in violation of any Law, ordinance, order, rule, regulation, Certificate of Occupancy or other governmental requirement, or (2) in Landlord’s reasonable judgment, for any disreputable business or purpose, or (3) in any manner for any business or purpose that creates risks of fire or other hazards, or that would in any way violate, suspend, void or materially increase the rate of fire or liability or any other insurance of any kind at any time carried by Landlord upon all or any part of the Building in which the Demised Premises are located or its contents, provided, however, Tenant’s Permitted Use shall not in and of itself be deemed to violate this sentence.
(b)Landlord shall comply with all present and future Laws relating to the Building and the Property.

ARTICLE X. TRANSFER OF INTEREST, PRIORITY OF LIEN.

Section 10.01. Assignment and Subletting:

(a)Notwithstanding anything to the contrary contained herein, Tenant may, with prior written notice to Landlord (unless prohibited by confidentiality provisions) but without Landlord’s consent, recapture rights under Section 10.01(b) hereof, or profit splitting rights under Section

10.01(k) hereof, sublet or license the Demised Premises or any part thereof or assign this Lease only to an affiliated company of Tenant (such as (1) a parent, division or subsidiary of Tenant, or an entity controlled, controlling or under common control with Tenant, or (2) in connection with a merger or acquisition of Tenant, or (3) to a corporation or other business entity which is the surviving entity resulting from a merger or consolidation with, or other reorganization of, Tenant, its successors or assigns, completed in accordance with applicable statutory provisions for the merger, consolidation  or  reorganization,  provided  that by  operation  of  law  or by  effective provisions contained in the instruments of merger or consolidation, or reorganization the liabilities of the corporations or other business entities participating in such merger, consolidation or reorganization are assumed by the corporation or other business entity surviving such merger, consolidation or reorganization, or (4) to a corporation or other business entity acquiring all or substantially all of the assets of Tenant, or (5) to a corporation or other business entity acquiring all or substantially all of the outstanding stock or other ownership interest of Tenant), provided, however, Tenant shall continue to be liable and responsible for the full performance of all obligations under this Lease.

(b)Except as otherwise provided in Section 10.01(a) above, Tenant shall not sublet the Demised Premises or any part thereof, nor assign, mortgage or hypothecate, or otherwise encumber this Lease or any interest therein, nor grant concessions or licenses for the occupancy of the Demised Premises or any part thereof to an unaffiliated company without Landlord’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that upon Tenant’s seeking such consent, Landlord shall have the right (upon the proposed effective date of the proposed assignment or sublease set forth in Tenant’s notice) to a return of the Demised Premises (or, if the request is for a partial sublet of the Demised Premises, that portion of the Demised Premises that Tenant is seeking to sublet) and possession thereof. Upon the return of the Demised Premises (or, if the request is for a partial sublet of the Demised Premises, that portion of the Demised Premises that Tenant is seeking to sublet), all terms and conditions of this Lease with respect thereto shall be null and void, except for those provisions of the Lease which shall survive the Expiration Date, as herein provided. Landlord shall approve or disapprove a proposed assignment or subletting as described in any Tenant’s notice within twenty (20) days after Tenant gives to Landlord such notice accompanied by the information required pursuant to the provisions of Section 10.01(d) or (e) below.
(c)Landlord may, in its sole reasonable determination, withhold approval to a transfer, assignment or subletting under paragraph (b) above, under the following conditions:
(i)The financial condition of the subtenant or assignee is unsatisfactory;
(ii)The proposed use of the Demised Premises by the subtenant or assignee would be prejudicial to the safety, character, reputation and interests of the Building and its tenants or inconsistent with Section 9.01 hereof;
(iii)The subtenant’s or assignee’s occupancy of the Demised Premises will cause excessive demands on the Property;

(iv)The subtenant is already a tenant in the Building, and Landlord has available space for lease within the Building (or other space within the Complex if the Building is part of a multi building complex owned by Landlord) to accommodate the existing tenant; or
(v)The rent that Tenant proposes to market and advertise the space for sublease is less than 90% of Tenant’s Base Rent; provided, however, Tenant may respond to brokers solicitations and any other inquiries regarding the proposed rental rate, and during the course of negotiations Tenant may ultimately sublease the space for less than 90% of Tenant’s Base Rent.

For the purposes of this Lease, but except as otherwise provided in Section 10.01(a), a merger, reorganization or dissolution involving Tenant, or any transfer of this Lease by operation of law, shall be deemed to be an assignment of this Lease, and furthermore, the sale, issuance or transfer of any voting capital stock of Tenant or voting capital stock of any corporate entity which directly or indirectly controls Tenant or the sale, issuance or transfer of any interest in any non- corporate entity which directly or indirectly controls Tenant, which sale, issuance or transfer results in a change in the direct or indirect voting control of Tenant, shall be deemed to be an assignment of this Lease, except that the foregoing shall not be applicable to stock which is traded on the New York Stock Exchange, the American Stock Exchange, or any other nationally recognized stock exchange. Except as otherwise provided in Section 10.01(a), if Tenant is a partnership, trust or unincorporated association, then the sale, issuance or transfer of a controlling interest therein or of an interest therein which would result in a change in the voting control of Tenant, or the sale, issuance or transfer of a majority interest in or a change in the voting control of any partnership, trust or unincorporated association or corporation which directly or indirectly controls Tenant, or the sale, issuance or transfer of any portion of any general partnership or managing interest in Tenant or in any such entity, shall be deemed to be an assignment of this Lease.

(d)Any request by Tenant for Landlord’s consent to an assignment of this Lease shall state the proposed assignee’s address and be accompanied by a duplicate original of the instrument of assignment or term sheet therefor (wherein the assignee assumes, jointly and severally with Tenant, the performance of Tenant’s obligations hereunder).
(e)Any request by Tenant for Landlord’s consent to a sublease shall state the proposed subtenant’s address and be accompanied by a duplicate original of the instrument of sublease or term sheet therefor, which sublease must provide that (i) such sublease is subject to this Lease and that such subtenant shall be bound by all of the terms and conditions of this Lease to the extent of the Demised Premises being sublet, (ii) if this Lease is terminated because of Tenant’s default, prior to the expiration date of such sublease, such subtenant shall, at Landlord’s option, fully and completely attorn to Landlord for the balance of the term of the sublease pursuant to the executory terms of the sublease, and (iii) such subtenant waives provisions of any present or future law which may give such subtenant any right of election to terminate such sublease or to surrender possession of such subleased space in the event any proceeding is brought by Landlord to terminate this Lease.
(f)In the event of any assignment or sublease to which Landlord has consented or is expressly permitted under this Section 10.01, Tenant will not thereby be released from the payment and performance of any of its obligations in this Lease; rather, in the case of an assignment Tenant and its assignee, as the case may be, will be jointly and severally primarily liable for such payment and performance. Accordingly, if Tenant defaults beyond any applicable notice and cure period, Landlord may collect annual Base Rent and Additional Rent from the assignee or subtenant, as the case may be, and in either such event, Landlord may apply any amounts so collected to the annual Base Rent and Additional Rent hereunder without thereby waiving any provisions hereof or releasing Tenant from liability for the performance of its obligations hereunder.

(g)Landlord’s consent to any assignment or sublease hereunder shall not be deemed a consent to any further proposed assignment or sublease, which shall be governed by this Section 10.01.

(h)Intentionally omitted.

(i)Upon any request to assign or sublet, the Tenant shall pay to the Landlord the Assignment/Sublet fee of $1,000 to defray Landlord’s (or Landlord’s agent’s) costs at the time any such written request for Landlord’s consent is made by the Tenant. Tenant shall also reimburse Landlord, within twenty (20) days after written demand for payment, for all of Landlord’s (or Landlord’s agent’s) reasonable costs and expenses (including reasonable legal fees) in connection with any proposed assignment or subletting, regardless of whether or not Landlord’s consent is obtained.

(j)Tenant hereby indemnifies, defends and holds Landlord and Landlord’s agents harmless from and against any and all losses, liability, damages, costs and expenses (including reasonable attorneys’ fees) resulting from any claims that may be made against Landlord and/or Landlord’s agents by (i) any assignee or subtenant or proposed assignee or subtenant, or (ii) any brokers or other persons claiming a commission or similar compensation in connection with the assignee or subtenant or the proposed assignment or sublease or termination of this Lease.

(k)Tenant shall pay to Landlord, within ten (10) days of Tenant’s receipt thereof, fifty (50%) percent of the excess profits, if any, of all compensation received by Tenant for a sublet or assignment over the total Rent allocable to the portion of the Demised Premises covered thereby, after deducting the reasonable and customary out-of-pocket transaction costs incurred by Tenant in connection such subletting or assignment.

(l)Tenant may, without Landlord’s prior written consent and without being subject to Landlord’s recapture and profit splitting rights, permit a Space Occupant (as hereinafter defined) to occupy offices and/or to use office space within the Demised Premises, subject, however, to compliance with Tenant’s obligations under this Lease, and provided that (i) the Space Occupants shall not occupy more than ten percent (10%) of the square footage within the Demised Premises in the aggregate, (ii) the portions of the Demised Premises occupied by the Space Occupants shall be physically part of, and not separately demised from, the remainder of the Demised Premises occupied by Tenant, and (iii) no Space Occupant shall have a separate entrance. Tenant shall provide notice to Landlord of a Space Occupant’s occupancy of any portion of the Demised Premises no later than thirty (30) days prior to the date the Space Occupant first takes occupancy within the Demised Premises. Space Occupants shall not have any right or interest in this Lease or the Demised Premises other than a license and their use of the Demised Premises shall be subject to the terms of this Lease including, without limitation, the obligation to provide all insurance as required pursuant to Article XIV of this lease and shall provide Landlord of proof of same prior to taking occupancy. Tenant shall cause the Space Occupants to comply with all the terms and conditions of this Lease. Tenant shall not be relieved of any of Tenant’s obligations hereunder on account of any Space Occupant(s) occupying offices or office space within the Demised Premises. As used herein, the term “Space Occupant” means any person that is a service provider to Tenant or otherwise has a bona fide business relationship with Tenant.

Section 10.02. Subordination:

(a)This Lease shall be subordinate to any present or future ground lease and mortgage. This clause shall be self-operative and no further instrument shall be required. Notwithstanding the self-operative nature of this clause, upon Landlord’s request, at any time and from time to time, Tenant shall (i) confirm in writing and in recordable form that this Lease is subordinate to any ground lease or mortgage and/or (ii) execute a commercially reasonable instrument making this lease subordinate to any ground lease or mortgage, in such form as may be required by an applicable ground lessor or mortgagee.
(b)At Tenant’s request and expense, Landlord shall request in writing from any mortgagee (and use commercially reasonable efforts to obtain) a commercially reasonable form of non-disturbance agreement in favor of the Tenant for so long as the Tenant is not in default under this Lease, and provided the Tenant agrees to attorn to the said mortgagee pursuant to the executory provisions of this Lease in the event it comes into possession of the premises. However, the failure to obtain same shall not in any way impair Section 10.02(a). Landlord represents to Tenant that, as of the date of this Lease, (a) there is no ground lease encumbering the Property or Demised Premises and (b) the only Mortgagee is Amhurst Capital.
(c)Landlord shall have the right to assign Tenant’s Rent payments to any Mortgagee in which case Tenant, upon Landlord’s written notice, shall make payments directly to such assignee.

Section 10.03. Attornment:

If the Demised Premises, the Building or the Real Estate are encumbered by a mortgage and such mortgage is foreclosed, or if same are sold pursuant to such foreclosure or by reason of a default under said mortgage, (a) Tenant shall not disaffirm this Lease or any of its obligations hereunder, and (b) at the request of the applicable Mortgagee or purchaser at such foreclosure or sale, Tenant shall attorn to such Mortgagee or purchaser pursuant to the executory terms of this Lease and execute a new lease for the Demised Premises setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the Term.

Section 10.04. Transfer of Landlord’s Interest:

The term “Landlord” as used in this Lease means only the owner or the Mortgagee in possession of the Demised Premises, the Building or the Property for the time being. In the event of any sale of, the Building or the Property, or in the event the Building or Property is leased to any person (subject to this Lease), Landlord shall be and hereby is entirely freed and relieved of all of its covenants, obligations and liability hereunder accruing thereafter. This Section 10.04 shall be applicable to each owner from time to time, and shall not be limited to the first owner of the Building or the Property.

Section 10.05. Mortgagee’s Rights:

(a)Upon receipt of a request by Landlord or any Mortgagee, Tenant will thereafter simultaneously send any such Mortgagee copies of all notices of default or termination or both given by Tenant to Landlord in accordance with any provision of this Lease. In the event of any failure by Landlord to perform, fulfill or observe any of its obligations under the Lease, any such Mortgagee may at its election, cure such failure or breach for and on behalf of Landlord, and such cure shall, as to Tenant, be deemed to be performance, fulfillment or observance by Landlord hereunder.
(b)Upon Tenant’s receipt of a written notice from Mortgagee that an event of default has occurred under the Mortgage held by such Mortgagee, Tenant is hereby authorized and instructed to pay directly to Mortgagee all Rent and Additional Rent thereafter accruing, and the receipt of any such Rent and Additional Rent by Mortgagee shall release Tenant’s obligation by the amount paid.

ARTICLE XI. COMMON AREA.

Section 11.01. Use of Common Area:

During the Term, the following privileges to use certain portions of the Property in common with Landlord and any designee of Landlord, subject to the terms of this Lease and Landlord’s Rules and Regulations, are hereby granted to Tenant and Tenant’s Parties:

(i)the non-exclusive license to use the Common Area as defined under Section 2.06; and

(ii)the non-exclusive privilege to use the entrance and exit ways designated by Landlord from time to time for access to the Demised Premises from a public street or highway adjacent to the Property through the appropriate entrances and exits so designated.

Section 11.02. Landlord’s Rights:

Notwithstanding anything to the contrary, Landlord shall have the following rights:

(i)to close all or any portion of the Common Area including the Parking Area to such extent as may, in the opinion of Landlord’s counsel, be necessary to prevent a dedication thereof or the accrual of any rights of any person or the public therein;

(ii)to prohibit parking or passage of motor vehicles in areas previously designated for such and to change the location of exclusively marked parking spaces;

(iii)to temporarily close any of the Common Area for repair, maintenance, alteration or improvements;

(iv)to build additions to the Building or erect additional buildings or improvements, permanent or temporary, on the Common Area;

(v)to create paths, walks or other means of cross access through the Property to other properties of the Landlord;

(vi)to modify the location of Parking Areas provided any of such modification of the Parking Area is in compliance with the parking requirements of the township.

Landlord agrees that it shall exercise such rights in a manner that minimizes any inconvenience to Tenant and does not unreasonably interfere with Tenant’s ability to occupy, access and use the Demised Premises.

Section 11.03. License Numbers:

In order to restrict the use by Tenant’s employees of areas designated or which may be designated by Landlord as handicapped, reserved, visitor or restricted Parking Areas, Tenant agrees that it will, at any time requested by Landlord, furnish Landlord with the license numbers of any vehicle of Tenant and Tenant’s Agents.

Section 11.04. Parking Areas:

(a)Tenant and Tenant’s Parties shall be entitled to use the unreserved Parking Area adjoining the Building, in common with other tenants, subject to reasonable rules and regulations which may be in effect and which Landlord may impose from time to time. Tenant agrees that it shall not unreasonably burden the parking available for the Building; accordingly, Tenant agrees that it shall not use more than the allocated number of parking spaces defined in Section 2.17 hereof.
(b)Throughout the Term, Landlord shall keep the Parking Area properly striped and paved and in good order and repair, and properly drained. After the end of a snowfall, Landlord will commence to remove accumulated snow and ice from the Parking Area and diligently prosecute the same to completion so that, to the extent practicable, the Parking Area shall be reasonably free of snow and ice. Landlord may deposit accumulated snow on such portions of the Common Area as may be necessary under the circumstances. If any ice cannot be removed with reasonable effort on the part of Landlord, it will be sufficient for Landlord to spread sand and other abrasive substances over the ice. Landlord shall provide, throughout the Term of this Lease, lighting in the Parking Area reasonably in accordance with standards for parking areas for Comparable Buildings.

ARTICLE XII. DESTRUCTION OR DAMAGE.

Section 12.01. Rent Abatement:

If the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty, the Base Rent and Additional Rent payable hereunder shall be abated to the extent that the Demised Premises shall have been rendered untenantable and for the period from the date of such damage or destruction to the date it is rendered tenantable. Should Tenant reoccupy a portion of the Demised Premises for office use during the period any restoration work is taking place and prior to the date same is made completely tenantable, Base Rent allocable to such portion shall be payable by Tenant from the date of such occupancy.

Section 12.02. Termination by Landlord:

If the Building shall be damaged or destroyed by fire or other casualty so as to require an expenditure in Landlord’s reasonable opinion of more than 25% of the full insurable value of the Building or if the Demised Premises are completely destroyed or so badly damaged by fire or other casualty that, in Landlord’s reasonable opinion (delivered to Tenant within thirty (30) days after such fire or casualty), repairs to the Demised Premises cannot be completed within one hundred eighty (180) days from the date of the damage or destruction, then in either such case, Landlord may terminate this Lease by giving Tenant written notice within thirty (30) days after the date of the casualty and Tenant’s receipt of Landlord’s notice, specifying the date of termination of this Lease (which shall be no earlier than thirty (30) days after such termination notice). In such event, Tenant shall forthwith quit, surrender and vacate the Demised Premises without prejudice, however, to Landlord’s rights and remedies against Tenant as of the date of termination or as to those rights which survive such termination. In the event of termination, the Base Rent and Additional Rent payable hereunder shall be abated from the date of damage or destruction.

Section 12.03. Landlord’s Obligation to Rebuild:

If all or any portion of the Demised Premises is damaged by fire or other casualty and if Landlord has not elected to terminate this Lease, Landlord shall, within a reasonable time after such occurrence, shall repair or rebuild the Demised Premises or such portion to its condition immediately prior to the Commencement Date reasonable wear and tear excepted. Notwithstanding the above provisions of this Section 12.03, if the restoration of the Demised Premises, as required of the Landlord, is not substantially completed by Landlord within one hundred eighty (180) days after the Landlord’s insurance carrier(s) makes available insurance proceeds for the restoration of the Demised Premises, (as such date may be extended by one day for each day of delay caused by force majeure conditions beyond the control of Landlord and/or which are caused by the Tenant’s and/or any of the Tenant Parties’ physical interference with the Landlord’s repairs and restoration work, or Tenant’s failure to cooperate with the Landlord’s restoration of the Demised Premises), then Tenant shall, have the right, by written notice to the Landlord, to terminate this Lease, and such notice of termination shall be effective and binding on Landlord and Tenant as of sixty (60) days following the giving of such written notice, unless, Landlord substantially completes such repair and restoration work required of Landlord prior to the end of the sixty (60) day period following the giving of such written notice.

Section 12.04. Landlord’s Liability:

Landlord shall not be obligated to pay any damages, compensation or claim for inconvenience, loss of business or annoyance arising from any casualty, or repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article.

ARTICLE XIII. CONDEMNATION

Section 13.01. Definitions:

As used herein, the following words have the following meanings:

(i)Taking: The deprivation of or damage to the Demised Premises, the Building or the Property or any portion thereof, as the result of the exercise by a governmental authority of any power of eminent domain, condemnation, or purchase under threat thereof.

(ii)Taking Date: With respect to any Taking, the date on which the condemning authority shall have the right to possession of the Demised Premises, the Building or the Property or any portion thereof.

(iii)Award: The proceeds of any Taking, less all expenses in connection therewith, including reasonable attorney’s fees.

Section 13.02. Taking of Demised Premises:

(a)In the event of a Taking of the whole or a substantial part of the Building, other than a Taking for a temporary use, then as of the Taking Date, this Lease shall immediately cease and terminate, and the Base Rent and Additional Rent payable hereunder shall be adjusted as of the Taking Date and Tenant shall have no claim for the value of the unexpired term hereof or to any part of the Award or any claim against Landlord relating to the Taking, except as provided for in Section 13.04 hereof.
(b)In the event of a Taking of all or any part of the Demised Premises, Landlord shall have the right to terminate this Lease and shall be entitled to the Award and Tenant shall have no claim for the value of the unexpired term of this Lease and or to any part of the Award or have any claim against Landlord relating to the Taking, except as provided for in Section 13.04 hereof.
(c)In the event of a Taking of all of the Demised Premises or such a portion thereof as shall substantially impede or impair Tenant’s use and occupancy of the Demised Premises, then Tenant shall have the right to terminate this Lease as of the Taking Date and Landlord shall be entitled to the Award and Tenant shall have no claim for the value of the unexpired term of this Lease and or to any part of the Award or have any claim against Landlord relating to the Taking, except as provided for in Section 13.04 hereof.
(d)In the event neither party shall elect to terminate this Lease as aforesaid, the Base Rent and Additional Rent payable hereunder shall be reduced in proportion to the ratio that the rentable square footage of the Demised Premises so taken bears to the total rentable square footage of the Demised Premises prior to the Taking.

Section 13.03. Taking for Temporary Use:

If there is a Taking of the Demised Premises for temporary use, this Lease shall continue in full force and effect, and Tenant shall continue to comply with all the provisions thereof, except as such compliance shall be rendered impossible or impracticable by reason of such Taking. The Base Rent and Additional Rent shall be abated during the course of such Taking to the extent and for the period of time that the Demised Premises shall have been rendered untenantable.

Section 13.04. Disposition of Awards:

All Awards shall belong to Landlord without any participation by Tenant. Tenant hereby assigns to Landlord any share of any Award, which may be granted to Tenant, except Tenant shall be entitled to make a separate claim with regard to the unamortized cost of any leasehold improvements paid for by Tenant and Tenant’s moving and relocation expenses, provided same does not diminish Landlord’s Award

ARTICLE XIV. TENANT’S INSURANCE.

Section 14.01. General Insurance:

(a)The following requirements (collectively, the “Insurance Requirements”) shall be complied with by Tenant at all times during the Term hereof:

(i)Tenant, at Tenant’s expense, during the Term, shall obtain and keep in full force and effect:

(1)An insurance policy for Tenant’s personal property and Alterations made by, or on behalf of, Tenant (for the sake of clarity, the parties agree that Base Building Work and Landlord’s Work are not Alterations), in either case to the extent insurable under the available standard forms of “Special Cause of Loss Form” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof and include coverage for the perils of windstorm and mechanical/equipment breakdown, and provide coverage extensions for demolition and increased cost of construction, civil authority and utility service interruption. The policy shall name both Tenant and Landlord, as their respective interests may appear, and shall include business interruption for any time during which the Demised Premises are fully or partially untenantable due to an occurrence covered by the insurance policy. Such business interruption insurance shall include rental value insurance in an amount equal to not less than the Base Rent and Additional Rent for a period of at least twelve (12) months.
(2)A policy of commercial general liability insurance, on an occurrence basis, insuring against risks or bodily injury and property damage, personal injury, contractual liability, completed operations and legal liability in connection with the Tenant’s business operations, use, occupancy, maintenance and/or repair of the Demised Premises, with a combined single limit in the amount of not less than $1,000,000 per occurrence, with at least a $2,000,000 minimum general aggregate limit. Such coverage shall include a cross liability endorsement covering claims by an insured against another insured. The above general aggregate limit shall be on a “per location” basis. The Landlord and the Landlord’s asset management and property management companies shall be named as additional insured under such commercial general liability policy, including the umbrella or excess liability policy set forth below. Coverage afforded to additional insured parties shall be primary to any coverage independently carried by any such additional insured and shall cover their respective employees and agents. Said limits of coverage may be satisfied by a combination of a primary policy and an excess or umbrella liability policy providing additional limits of coverage.
(3)Workers compensation insurance as required by law.

(4)Umbrella – Umbrella form or Excess liability insurance providing, at a minimum coverage over the commercial general liability insurance policy, referred to in (2) herein, with a limit of not less than $3,000,000 per occurrence and per aggregate.

(ii)Tenant’s insurance policies shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may materially adversely affect the coverage of the insureds under Tenant’s insurance policies, then Tenant shall immediately deliver to Landlord a copy of such notice.

(iii)Tenant shall cause Tenant’s insurance policies to be issued by reputable and independent insurers that are (x) permitted to do business in the State of New Jersey, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least VII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(iv)Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s property policy and liability policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis or per location basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Demised Premises below the amount required by this Lease.

(v)Subject to the provisions of this Section 14.01, Tenant and Landlord shall each obtain an appropriate clause in, or endorsement on, any insurance policy carried by the insured party pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Tenant and Landlord also each agrees that, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, such insured party shall not make any claim against or seek to recover from the other party for any loss or damage to its property or the property of others resulting from fire or other hazards covered by the insured party’s insurance policies; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery.

(vi)If the payment of an additional premium is required for the inclusion of a waiver of subrogation provision as described in Section 14.01(v) hereof, then Tenant or Landlord shall advise the other party of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay such additional premium. If such other party does not elect to pay such additional premium, then the insured party shall not be required to obtain such waiver of subrogation provision.

(vii)If Tenant or Landlord is unable to obtain the inclusion of such waiver of subrogation provision even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the applicable insurance policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), then such party shall advise the other party of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay such additional premium. If the other party does not elect to pay such additional premium or if it is not possible to have the other party named as an additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) such party shall so notify the other party and such party shall not have the obligation to name the other party as an additional insured.

(viii)On or prior to the Commencement Date, Tenant shall deliver to the Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Section 14.01, including evidence of waivers of subrogation and naming of additional insureds in either case as required by Section 14.01. Tenant shall deliver to the Landlord evidence of each renewal or replacement of a policy at least ten (10) days prior to the expiration of such policy. If Tenant fails to timely obtain and deliver to the Landlord the aforesaid certificates and evidence, Landlord may, on five (5) days’ notice to Tenant, but shall not be obligated to, purchase all insurance required by Section 14.01(a) of the Lease on behalf of Tenant and add the reasonable cost of such insurance as additional rent payable with the next installment of Base Rent. Tenant’s failure to timely obtain, deliver and/or keep in force and effect the insurance, certificates and evidence shall (y) be regarded as an Event of Default hereunder entitling Landlord to exercise any or all of the remedies provided in this Lease, and/or (z) be deemed a Tenant Delay pursuant to Section 2.3 of Exhibit B-2 if said failure delays Tenant’s occupancy of the Demised Premises following Landlord’s Substantial Completion (as defined in Section 5.1 of Exhibit B-2) of same.

(ix)Landlord shall have the right, at any time and from time to time during the Term, on not less than thirty (30) days’ notice to Tenant, to require that Tenant increase the amounts and/or types of coverage required to be maintained under this Section 14.01 to the amounts or coverages then customary for similar class office buildings in the vicinity of the Building (“Comparable Buildings”).

(x)Intentionally omitted.

(xi)Any contractors performing Alterations for the Tenant in the Demised Premises shall carry commercial general liability insurance and worker’s compensation and disability insurance coverage while performing any such Alterations in the Demised Premises. Such commercial general liability coverage to be maintained by Tenant’s contractors shall be for such limits of liability as reasonably required by the Landlord, but in no event shall be less than $1,000,000 per occurrence with at least a $2,000,000 minimum general aggregate limit. The Landlord and the managing agent shall be named as an additional insured on such commercial general liability policy to be maintained by Tenant’s contractor. Evidence of such required coverage shall be submitted to the Landlord prior to the commencement of any such Alterations by the Tenant. While any such Alterations are continuing in the Demised Premises, such policies shall be non-cancellable without at least ten (10) days written notice to the Landlord.

(b)During the Term of this Lease, Landlord shall maintain for the Building replacement cost property insurance against all risk of loss to the Building covered by the so-called “All Risk” using ISO Special Causes of Loss Form or its equivalent.

ARTICLE XV. INDEMNIFICATION AND LIABILITY.

Section 15.01. Indemnification:

(a)Subject to the mutual waivers of subrogation and to the extent not resulting from any act, omission,  fault, negligence  or misconduct  of the  Landlord Parties,  Tenant hereby indemnifies and agrees to defend and hold Landlord, its employees or agents, and any Mortgagee harmless from and against any and all claims, suits, proceedings, actions, causes of action, responsibility, liabilities, payments, demands and expenses (including attorney’s fees) in connection with or arising from:
(i)Tenant’s possession, use, occupation, management, repair, maintenance or control of the Demised Premises, or for any accident, injury or damage whatsoever occurring in the Building or Property, where such accident, injury or damage in the Building or Property results, or is claimed to have resulted, from any act, omission or negligence of Tenant, and/or any of the Tenant Parties;
(ii)any act, omission or negligence of Tenant, and/or any of the Tenant Parties;
(iii)any default, breach, violation or nonperformance of this Lease or any provision herein by Tenant;
(iv)injury or damages to person(s) or property or loss of life sustained in or about the Demised Premises.
(b)Tenant shall defend any actions, suits and proceedings which may be brought against Landlord or any Mortgagee with respect to the foregoing or in which they may be impleaded. Tenant shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against Landlord or any Mortgagee in connection with the foregoing. Landlord shall promptly notify Tenant of any claims for which Landlord seeks indemnification pursuant to this Section 15.01 provided, however, the failure to so notify Tenant shall not in any way modify or impair Tenant’s obligations pursuant to this Section 15.01 or otherwise.
(c)Landlord shall defend, indemnify, and hold Tenant and Tenant’s agents harmless against and from any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including reasonable attorneys’ fees) by or on behalf of any person, entity, or governmental authority occasioned by or arising out of injuries occurring in the Common Areas or any other portion of the Building outside the Demised Premises arising from any intentional act or gross negligence of Landlord or Landlord’s agents, employees, or independent contractors (except to the extent caused by or resulting from the acts, omissions, negligence or willful misconduct of Tenant or its agents or other tenants or their agents). This indemnity shall survive termination of this Lease only as to claims arising out of the events that occur prior to termination of the Lease. Tenant shall promptly notify Landlord of any claims for which Tenant seeks indemnification pursuant to this Section 15.01. Landlord shall have the right to settle, dispose, arbitrate, or otherwise control any such litigation.

Section 15.02. Waiver and Release:

Tenant will not be entitled to make, nor will Tenant make, any claim, and Tenant waives any claim, for money damages (nor will Tenant claim any money damages by way of setoff, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval with respect to any provision of this Lease providing for such consent or approval. Tenant’s sole remedy will be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

Section 15.03. Liability of Landlord:

(a)Neither Landlord nor any member, partner, shareholder, officer, director, agent and/or employee of Landlord shall be liable to Tenant for (i) any injury or damage to Tenant or to any other person or (ii) any damage to, or loss (by theft or otherwise) of, any property of Tenant or any other person, irrespective of the cause of such injury, damage, or loss, unless and to the extent caused by or due to the willful misconduct or gross negligence of Landlord, its agents and/or employees.
(b)In case Landlord shall be a joint venture, partnership, tenancy-in-common, association or other form of joint ownership, the members of any joint venture, partnership, tenancy-in-common, association or other form of joint ownership shall have absolutely no personal liability with respect to any provision of this Lease, or any obligation or liability arising therefrom or in connection therewith. Tenant shall look solely to the equity of the owner in the Property for the satisfaction of any remedies of Tenant in the event of a breach by the Landlord of any of its obligations. Such exculpation of liability shall be absolute and without any exception whatsoever.
(c)Except as otherwise expressly provided herein, all property (whether real, personal or mixed) at any time located in or upon the Demised Premises shall be at the risk of the Tenant only, and Landlord shall not become liable for any damage to said property or to Tenant, or to any other person or property, caused by water leakage, steam, sewerage, gas or odors or for any damage whatsoever done or occasioned by or from any boiler, plumbing, gas, water, steam or other pipes, or any fixtures or equipment or appurtenances whatsoever, or for any damage arising from any act or neglect or arising by reason of the use of, or any defect in, the Demised Premises or any of the fixtures, equipment or appurtenances therein contained, or by the act or neglect of any other person or caused in any other manner whatsoever or occasioned by theft, Act of God, riot, strike or other labor difficulty.
(d)Except as otherwise expressly provided herein, this Lease and the obligations of Tenant hereunder shall be in no way affected, impaired or excused because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease.

ARTICLE XVI. DEFAULT, REMEDIES.

Section 16.01. Default:

Each of the following shall constitute an Event of Default:

(i)the failure of Tenant to pay any Rent, Additional Rent or any other charge required to be paid by Tenant hereunder within (5) business days after Tenant receives notice from Landlord that such payment is overdue (provided, however, that with respect to payments of Rent, Additional Rent or any other charges paid on an installment basis (e.g. Base Rent, Tax Increase Amount, Operating Cost Increase Amount, Tenant’s Electricity Charge) Tenant shall be entitled to only one (1) written notice of such default within any twelve (12) month period, and after the first (1st) written notice in any twelve (12) month period, an Event of Default shall be deemed to occur if Tenant shall fail to pay any such Rent, Additional Rent or any other charge required to be paid by Tenant hereunder or other payment herein provided on an installment basis for within five (5) business days of its due date);

(ii)the failure by Tenant to perform or observe any requirement of this Lease not specifically referred to in this Section, and such failure continuing for thirty (30) days after notice from Landlord to Tenant specifying the items in default, provided however, that if such failure cannot be cured within said thirty (30) day period, such longer period (but in no event longer than ninety (90) days) as may reasonably be necessary to cure such failure provided Tenant is diligently proceeding in good faith to cure the default;
(iii)the commencement by Tenant of a case in bankruptcy, or under the insolvency laws of any State naming Tenant as the debtor;
(iv)the commencement by anyone other than the Tenant of a case in bankruptcy or under the insolvency laws of any State naming Tenant as the debtor, which case shall not have been discharged within sixty (60) days of the commencement thereof;
(v)the making by Tenant of an assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute; or
(vi)the appointment of a receiver or trustee for the Tenant or for all or any portion of the property of Tenant in any proceeding, which receivership shall not have been set aside within sixty (60) days of such appointment;
(vii)the refusal by Tenant to take possession of the Demised Premises upon completion of Landlord’s Work and Base Building Representations or the vacation and abandonment of the Demised Premises by Tenant, permitting the same to remain unoccupied and unattended, and such refusal, vacation or abandonment continuing for thirty (30) days after notice from Landlord to Tenant specifying the items in default; or
(viii)if Tenant shall be in violation of the transfer, assignment and/or sublet provisions of Section 10.01 and/or the insurance provisions of Section 14.01(a) , and such violation continuing for thirty (30) days after notice from Landlord to Tenant specifying the items in default.

Section 16.02. Landlord’s Remedy:

At any time after the occurrence of an Event of Default, Landlord may give written notice to Tenant specifying such Event(s) of Default and stating that the Lease and the Term shall terminate five (5) business days after the giving of such notice, unless Tenant cures the Event of Default. At the expiration of such five (5) business days, if Tenant has not cured the Event of

Default, this Lease and the Term and all of the right, title and interest of the Tenant hereunder shall wholly cease and expire, and Tenant shall quit and surrender the Demised Premises to the Landlord. Notwithstanding such termination, surrender, and the expiration of Tenant’s right, title, and interest, Tenant’s liability and responsibility under all of the provisions of this Lease shall continue.

Section 16.03. Landlord’s Re-Entry:

If this Lease shall be terminated as provided in Section 16.02, above, Landlord, or its agents or employees, may re-enter the Demised Premises at any time and remove therefrom Tenant, Tenant’s agents, and any subtenants, licensees, concessionaires or invitees, together with any of its or their property, either by summary dispossess proceedings or by any suitable action or proceeding at law or otherwise. In the event of such termination, Landlord may repossess and enjoy the Demised Premises. Landlord shall be entitled to the benefits of all provisions of law respecting the speedy recovery of lands and tenements, or proceedings in forcible entry and detainer (to the extent permitted under applicable law). Landlord shall not be liable in any way in connection with any action it takes pursuant to the foregoing. Notwithstanding any such re- entry, repossession, dispossession or removal, Tenant’s liability and responsibility under all of the provisions of this Lease shall continue.

Section 16.04. Landlord’s Additional Remedies:

In case of re-entry, repossession or termination of this Lease, whether the same is the result of the institution of summary or other proceedings, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for: (i) the Base Rent and Additional Rent, and all other charges provided for herein until the date this Lease would have expired had such termination, re-entry or repossession not occurred; and all reasonable expenses which Landlord may have incurred in re-entering the Demised Premises, repossessing the same; making good any Event of Default of Tenant; painting, altering or dividing the Demised Premises; combining or placing the same in proper repair; protecting and preserving the same by placing therein watchmen and caretakers; reletting the same (including attorney’s fees and disbursements, Marshall’s fees, brokerage fees, in so doing); and any reasonable expenses which Landlord may incur during the occupancy of any new tenant; less (ii) the net proceeds of any reletting. Tenant agrees to pay to Landlord the difference between items (i) and (ii) hereinabove with respect to each month, at the end of such month. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, Tenant shall pay to Landlord such sums as the court may adjudge reasonable as attorney’s fees with respect to any successful lawsuit or action instituted by Landlord to enforce the provisions hereof. Landlord hereby agrees that it shall use commercially reasonable efforts to relet the Demised Premises, so as to mitigate the damages otherwise payable by Tenant hereunder; provided, however, in no event shall Landlord be expected to relet the Demised Premises (i) before leasing other available space in the Building, (ii) to a party that is not reasonably creditworthy; or (iii) for a proposed use that is not in keeping with the standards of the Building. Landlord may relet the whole or any part of said Demised Premises for the whole of the unexpired period of this Lease, or longer, or from time to time for shorter periods, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may in its sole and absolute discretion deem advisable (all of which, without limitation, Tenant shall be liable for pursuant to this Section 16.04) and may collect and receive the rents therefor.

Section 16.05. Waiver of Right of Redemption:

Tenant hereby expressly waives (to the extent legally permissible), for itself and all persons claiming by, through, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Demised Premises as herein provided.

Section 16.06. Landlord’s Right to Perform for Account of Tenant:

If an Event of Default shall occur hereunder, Landlord may, at any time, cure said Event of Default for the account and at the reasonable expense of Tenant. Tenant shall pay, on demand, to Landlord, with interest at the maximum legal rate, if any, otherwise at 18% per year, the amount so paid, expended, or incurred by the Landlord and any reasonable expense of Landlord including reasonable attorney’s fees incurred in connection with such Event of Default; and all of the same shall be deemed to be Additional Rent.

Section 16.07. Additional Remedies, Waivers, etc.:

With respect to the rights and remedies of and waivers by Landlord:

(i)The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law or equity. All such rights and remedies shall be cumulative and not exclusive of each other. Landlord may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another.
(ii)A single or partial exercise of a right or remedy shall not preclude (1) a further exercise thereof, or (2) the exercise of another right or remedy, from time to time.
(iii)No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to an Event of Default.
(iv)No waiver of an Event of Default shall extend to or affect any other Event of Default or impair any right or remedy with respect thereto.
(v)No action or inaction by Landlord shall constitute a waiver of an Event of Default.
(vi)No waiver of an Event of Default shall be effective unless it is in writing and signed by Landlord.

Section 16.08. INTENTIONALLY OMITTED.

ARTICLE XVII. TENANT’S ESTOPPEL CERTIFICATE.

At any time within fifteen (15) days after written request by Landlord, Tenant shall certify to Landlord, any Mortgagee, assignee of a Mortgagee, any purchaser, or any other person, specified by Landlord, by reasonable written instrument, duly executed and acknowledged, (i) whether or not Tenant is in possession of the Demised Premises; (ii) whether or not this Lease is unmodified and in full force and effect (or if there has been modification, that the same is in full force and effect as modified and setting forth such modification); (iii) whether or not there are then existing set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant (and if so, specifying the same); (iv) the dates, if any, to which any Rent of other charges have been paid in advance; and (v) such other matters relating to this Lease as may be reasonably requested by Landlord, any Mortgagee or any of their designees.

ARTICLE XVIII. RIGHT OF ACCESS

Landlord may enter upon the Demised Premises, or any portion thereof (with laborers and materials, as required), with notice to Tenant and at reasonable times, for the purpose of: (i) inspecting same; (ii) making such repairs, replacements or alterations which it may be required to perform as herein provided or which it may reasonably deem desirable for the Demised Premises; (iii)showing the Demised Premises to prospective purchasers or lenders; or (iv) showing the Demised Premises to prospective replacement tenants during the last twelve (12) months of the Term (subject to any right of Tenant to renew or extend the Term of Lease); provided that in case of (i)-(iv) (a) Landlord uses commercially reasonable efforts to minimize interference with respect to Tenant’s operations therein and to protect Tenant’s property and personnel from loss and injury; and (b) Tenant shall have the right, except in the case of an emergency, to designate an employee or other representative of Tenant to accompany Landlord, Landlord’s agents, guests and invitees when they enter and access the Demised Premises, and Landlord shall, except in the case of an emergency, comply with said right of Tenant. Should Tenant vacate or abandon the Demised Premises following the expiration or earlier termination of the Term, Landlord may enter upon the Demised Premises, for the purpose of making improvements, repairs, replacements or alterations in order to prepare the Demised Premises for the next tenant.

ARTICLE XIX. COVENANT OF QUIET ENJOYMENT.

Landlord covenants that if Tenant pays the Base Rent, Additional Rent and all other charges provided for herein, performs all of its obligations provided for hereunder, and observes all of the other provisions hereof, Tenant shall, at all times during the Term, peaceably and quietly have, hold and enjoy the Demised Premises, without any interruption or disturbance from Landlord, subject to the terms hereof.

ARTICLE XX. HAZARDOUS MATERIALS.

Section 20.01. Compliance with Environmental Laws:

(a)During the Term of this Lease, Tenant shall comply with all Environmental Laws applicable to its operation and/or use of the Demised Premises, and will pay or cause to be paid all costs and expenses incurred by reason of such compliance.
(b)Tenant shall not generate, use, treat, store, handle, release or dispose of Hazardous Materials in or on the Demised Premises or the Property, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials in or on the Demised Premises or transport Hazardous Materials to or from the Demised Premises or the Property except for limited quantities of office cleaning and maintenance products and office supplies used or stored at the Demised Premises and required in connection with the routine operation, cleaning and maintenance of the Demised Premises, and in compliance with all applicable Environmental Laws.
(c)At any time and from time to time during the Term of this Lease, Landlord may perform, an environmental site assessment report concerning the Demised Premises, prepared by an environmental consulting firm chosen by Landlord, to assess the presence or absence of Hazardous Materials caused by Tenant or any Tenant Party and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Demised Premises. Tenant hereby grants, subject to prior reasonable notice, to Landlord and its consultants and/or agents access to the Demised Premises during normal business hours and specifically grants Landlord and its consultants and agents an irrevocable non-exclusive license to undertake such environmental site assessment, provided however, such environmental site assessment shall not unreasonably interfere with Tenant’s operations. To the extent any such environmental site assessment reveals any violation of any Environmental Laws caused by Tenant or reasonably recommends any further testing to confirm the existence of potential violations of Environmental Law caused by Tenant or any Tenant Party, the reasonable cost of such further testing shall be due and payable by the Tenant to the Landlord within ten (10) days of receipt of an invoice therefore from Landlord. The Landlord shall provide a copy of any such environmental site assessment and/or testing report to the Tenant.
(d)Tenant will promptly upon Tenant obtaining knowledge of the following advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim against Tenant relating to the Demised Premises or the Property which was caused by Tenant and/or any of the Tenant Parties; (2) any condition or occurrence on the Demised Premises or the Property that (a) results in noncompliance by Tenant with any applicable Environmental Law, as to its use or operation of the Demised Premises or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord as to the Tenant’s use and operation of the Demised Premises; (3) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Demised Premises or the Property which was caused by the Tenant or any of the Tenant Parties. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all substantive communications regarding the Demised Premises with any governmental authority relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim, as may reasonably be requested by Landlord.

(e)Tenant agrees to indemnify, defend and hold harmless the Landlord and its partners, members, shareholders, directors, employees and the managing agent for the Property (collectively the “Landlord Indemnitees”) from and against any and all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against any such Landlord Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Property which is brought on to the Property by Tenant and/or any of the Tenant Parties and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Demised Premises (the “Tenant Hazardous Materials Indemnified Matters”). The foregoing indemnity shall not include: (a) any Hazardous Materials that were located at the Demised Premises or the Property on the Commencement Date, nor any Hazardous Materials placed: (i) on, at, in or under the Demised Premises by Landlord or any Landlord Indemnitee, or any of their respective officers, licensees, invitees, tenants (other than Tenant), successors, assignees, vendors, employees, agents, suppliers, contractors and/or subcontractors (“Landlord Parties”); or (ii) on or under the Property by Landlord, any Landlord Party or any person other than Tenant or any of the Tenant Parties; or (b) any Hazardous Materials that migrated or originated from a source outside of the Property or Demised Premises.
(f)Without limiting any of the other provisions of this Section 20.01, if the Demised Premises becomes subject to the New Jersey Site Remediation Reform Act (“SRRA”) as a result of Hazardous Materials brought on to the Demised Premises by Tenant or any of the Tenant Parties, Tenant shall, at all applicable times and at Tenant’s sole cost and expense, comply with SRRA with respect to such Hazardous Materials. To the extent SRRA applies to the Demised Premises as a result of Hazardous Materials brought on to the Demised Premises by Tenant or any of the Tenant Parties, the Tenant shall utilize a licensed site remediation professional (“LSRP”) to oversee any remediation to be undertaken by the Tenant. Any such remediation shall be completed by the LSRP, on behalf of the Tenant, in accordance with the regulatory time frames of the New Jersey Department of Environmental Protection (“NJDEP”). Any extension of the mandatory time frames for any such remediation requested by the LSRP to NJDEP, on behalf of the Tenant to NJDEP, shall also be subject to the reasonable approval of the Landlord. The LSRP shall make all submissions to, provide all information to and comply with all requirements of the NJDEP under SRRA. The Tenant shall cause the LSRP to promptly furnish to Landlord photocopies of all reports, notices, correspondence, filings and other documentation from Tenant or the LSRP to, or from NJDEP, the United States Environmental Protection Agency (the “EPA”), or any other local, state or federal authority to Tenant or the LSRP, pertaining to the Tenant’s obligations under SRRA or as to other environmental matters. Tenant or the LSRP shall also promptly furnish to Landlord true and complete copies of all sampling and test results obtained from samples and tests taken at and around the Demised Premises. Tenant shall promptly provide all information in Tenant’s or LSRP’s possession, custody or control, requested by Landlord for Landlord’s preparation of any responses required by a government agency regarding environmental conditions on the Demised Premises. To the extent required by NJDEP, the Tenant shall provide any financial assurance as to any remediation to be undertaken on behalf of the Tenant. Upon completion of any such remediation required of the Tenant, the LSRP shall issue a Response Action Outcome and a copy of same shall be promptly submitted to the Landlord. Tenant shall bear all costs and expenses, including reasonable attorney fees, expert/consultant fees, including those for the LSRP, and costs or expenses of investigation and/or remediation, incurred by Landlord or the Tenant in connection with any actions required of the Tenant to comply with SRRA.

(g)Tenant will keep the Demised Premises and the Property free of any lien imposed pursuant to any Environmental Law that imposes liability for handling, storage, use, treatment, transportation, disposal or discharge of Hazardous Materials by Tenant to the extent that such lien arises from Tenant’s or any of the Tenant Parties use or operation of the Demised Premises. Tenant shall notify Landlord of any liens threatened or attached against the Property pursuant to any Environmental Laws, which was caused by the Tenant and/or any of Tenant Parties, promptly after Tenant becomes aware of such lien. In the event that any such lien is filed against the Property arising from the release of any Hazardous Materials, at, on or about the Demised Premises during the Term as a result of any intentional or unintentional act or omission of Tenant or any of Tenant Parties, then Tenant shall, within thirty (30) days from the date that Tenant is given notice that the lien has been placed against the Property (or within such shorter period of time in the event that NJDEP has commenced steps to cause the Property to be sold pursuant to the lien), either (i) pay the claim and remove the lien from the Property or (ii) post such security with NJDEP so that NJDEP will release such lien from the Property.
(h)If at any time during the Term a release or threat of release of Hazardous Materials brought on to the Demised Premises by Tenant or any Tenant Party has occurred at the Demised Premises, or an event or condition has occurred that is caused by Tenant or any Tenant Party that results in the Demised Premises being in violation of or subject to liability under any Environmental Law (collectively, “Tenant Environmental Condition”), or any Environmental Claim shall have been received by Tenant, any Tenant Parties or Landlord with respect to any Tenant Environmental Condition, Tenant, shall promptly take: (i) all actions in respect to any such Tenant Environmental Condition caused by Tenant or Tenant Parties which are necessary to prevent and/or eliminate any material risk to human health or the environment and to comply with applicable Environmental Laws and (ii) all actions in response to such Environmental Claim caused by Tenant and/or any of the Tenant Parties, as necessary to cure any non-compliance and resolve any liability and/or penalties arising therefrom. If Landlord determines in its reasonable discretion that Tenant has failed to take prompt action to cure any Tenant Environmental Condition caused by Tenant or any of the Tenant Parties within the time period required by any applicable Environmental Law Landlord shall have the right, but not the obligation, to undertake any investigatory and/or remedial actions in response to any such condition reasonably necessary to prevent and/or eliminate any material risk to human health or the environment and to comply with all applicable Environmental Laws. If Tenant fails to diligently defend against any such Environmental Claim or to cure any non-compliance and/or resolve any liability and/or penalties arising therefrom within a reasonable time, Landlord shall have the right, but not the obligation, at Tenant’s sole cost and expense, to undertake any reasonable actions in order to cure any non- compliance, resolve any liability and/or penalties arising therefrom, and/or defend such Environmental Claim. At all times, Tenant shall consult with and obtain Landlord’s approval in performing any investigation and/or remediation of Tenant Environmental Conditions at the Demised Premises and defending against any Environmental Claim, including but not limited to: (i)   negotiating any compliance schedule, compliance orders, clean-up standards, consent agreement, consent order, memorandum of understanding or other agreement, which may be required by any governmental authority; (ii) contesting, defending, settling or otherwise resolving complaints, directives or other demands by any such governmental authority; (iii) bringing claims against, defending against and settling or otherwise resolving claims brought by, or otherwise establishing liability of or to third parties; and/or (iv) implementing any measures necessary to satisfy the agreements or other terms resulting from any such negotiation, litigation, direction by a governmental authority, or other resolution of such matters.

(i)Tenant shall have no obligations under the New Jersey Industrial Site Recovery Act with respect to the Demised Premises or the Property except to the extent triggered by Tenant’s leasing of the Demised Premises with respect to any Hazardous Materials brought on to the Demised Premises or the Property by Tenant.
(j)The obligations, liabilities and indemnifications contained in this Section 20.01 shall survive the expiration or earlier termination of this Lease and/or any surrender of the Demised Premises.
(k)Landlord represents to Tenant that, to the best of its knowledge, the Demised Premises shall, as of the Commencement Date comply with Environmental Laws. Landlord shall indemnify, defend and hold harmless Tenant from and against all fines, suits, procedures, claims, actions, damages, liabilities, judgments, reasonable costs and expenses (including reasonable attorneys’ fees) of any kind arising out of the presence or release of any Hazardous Materials or any violations of Environmental Laws at, on or under the Demised Premises or the Property (i) first existing or occurring prior to the Commencement Date, or (ii) occurring following the Commencement Date to the extent attributable to Landlord or Landlord’s agents, employees, contractors or invitees (but not attributable to other tenants or occupants of the Property or their agents, employees, contractors or invitees).

ARTICLE XXI. TENANT’S BANKRUPTCY

If the Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of any bankruptcy law to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Tenant, then written notice of such proposed assignment, setting forth (i) the name and address (in the United States) of such Person, (ii) all of the terms and conditions of such offer and (iii) the adequate assurance to be provided the Landlord to assure such Person’s future performance under this Lease, including the assurance referred to in Section 365(b)(3) of the Bankruptcy Code, shall be given to the Landlord by the Tenant. Any Person, to which this Lease is assigned pursuant to the provisions of any bankruptcy law, shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. As part of providing the Landlord with adequate assurance with respect to any proposed assignment in bankruptcy of this Lease, the financial condition and net worth of any such assignee shall, at the time of such assignment, be at least equal or greater than the financial condition of the Tenant as of the Commencement Date of the Lease and/or the anticipated date of such assignment, whichever is greater. Any such assignee shall upon demand sign and deliver to the Landlord an instrument confirming such assumption and such net worth. Nothing contained in this Article shall in any way constitute a waiver of the provisions of this Lease relating to assignment of the Lease pursuant to Section 10.01. The Tenant shall not by virtue of this Article have any further rights relating to assignment of this Lease other than those expressly granted in any bankruptcy law. The term “Tenant” as used in this Article includes any trustee, other judicial custodian, government trustee, debtor in possession, receiver, custodian or other similar officer or legal representative of the Tenant. The term “Person” as used in this Article shall mean any individual, corporation, partnership, limited liability company, trust, estate or other form of entity or association.

ARTICLE XXII. INTENTIONALLY OMITTED.

ARTICLE XXIII. TELECOMMUNICATIONS.

Section 23.01. Telecommunications:

(a)Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed other than as set forth herein. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.
(b)Tenant may install, maintain, replace, remove or use any communications or computer wires, cables, and related devices (collectively, the “ Communication Lines”) in the Demised Premises provided: (i) Tenant shall obtain Landlord’s prior written reasonable consent and use an experienced and qualified contractor reasonably approved in writing by Landlord, (ii) any such installation, maintenance, replacement, removal or use shall comply with all governmental requirements applicable thereto and good work practices including, but not limited to, the National Electrical Code and all requirements of the National Fire Protection Agency and Underwriters Laboratories and shall not interfere with the use of any then existing Communication Lines at the Building, and (iii) Tenant shall pay all costs in connection therewith. Without limiting the foregoing, Landlord shall also have the right to require that Tenant remove any Communications Lines located in or serving the Demised Premises which are installed in violation of these provisions, or which are at any time in violation of any governmental requirements or represent a dangerous or potentially dangerous condition (provided such Communication Lines were installed by Tenant), immediately upon written notice to Tenant.
(c)Notwithstanding anything to the contrary contained herein, (a) as of the date of this Lease, the following entities provide Telecommunication Services to the Demised Premises: Verizon, Comcast, AT&T and Altice Business Lightpath; (b) Landlord approves Tenant’s right to install any Communications Lines and/or Wi- Fi by accessing the  facilities of the

Telecommunication Service providers that service the Building from time to time through the telecommunication closet on the floor of the Building where the Demised Premises are located.

ARTICLE XXIV. WI-FI ACCESS

Section 24.01. Wi-Fi Access:

(a)Tenant shall have the right to install a wireless intranet, Internet, and communications network (also known as “Wi-Fi”) within the Demised Premises for the use of Tenant and its employees and invitees (the “Network”) subject to this clause and all the other clauses of this Lease as are applicable.
(b)Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building to use the Network or any other communications service, including, without limitation, any wired or wireless Internet service that passes through, is transmitted through, or emanates from the Demised Premises.
(c)Tenant agrees that Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors located in or about the Demised Premises or installed in the Building to service the Demised Premises including, without limitation, any antennas, switches, or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency that will not cause radio frequency, electromagnetic, or other interference to any other party or any equipment of any other party including, without limitation, Landlord, other tenants, or occupants of the Building or any other party. In the event that Tenant’s Communications Equipment causes or is believed to cause any such interference, and Landlord provides reasonable evidence substantiating such interference, upon receipt of notice from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference. If the interference is not eliminated within 24 hours (or a shorter period if Landlord believes a shorter period to be appropriate) then, upon request from Landlord, Tenant shall shut down the Tenant’s Communications Equipment pending resolution of the interference, with the exception of intermittent testing, upon prior notice to and with the approval of Landlord.
(d)Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to various other tenants and occupants of the Building and to Telecommunication Services providers.

ARTICLE XXV. MISCELLANEOUS.

Section 25.01. Interpretation:

(a)Every term, condition, agreement or provision contained in this Lease which imposes an obligation on Tenant shall be deemed to be also a covenant by Tenant.
(b)Any reference herein to subtenants or licensees shall not be deemed to imply that any subtenants or licensees are permitted hereunder. Except as otherwise provided in Section

25.19 hereof, any reference herein to any extension or renewal of the Term or any period during which Tenant may be in possession after the Expiration Date shall not be deemed to imply that any extension or renewal of the Term is contemplated hereby or that Tenant shall be permitted to remain in possession after the expiration of the Term.

(c)If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
(d)The captions and headings used throughout this Lease are for convenience of reference only and shall not affect the interpretation of this Lease.
(e)This Lease may be executed in several counterparts; but the counterparts shall constitute but one and the same instrument. The parties acknowledge and agree that this Lease may be executed by electronic signature and may be executed in two or more counterpart copies, all which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.
(f)Wherever a requirement is imposed on any party hereto, it shall be deemed that such party shall be required to perform such requirement at its own expense unless it is specifically otherwise provided herein.
(g)The singular includes the plural and the plural includes the singular.

Section 25.02. Construction of Words and Phrases:

(a)Wherever it is provided herein that a party may perform an act or do anything, it shall be construed that such party may, but shall not be obligated to, so perform or so do.
(b)The words “reenter” and “reentry” as used herein are not restricted to their technical legal meaning.
(c)The word “person” shall be construed as an individual, fiduciary, estate, trust, partnership, firm, association, corporation, limited liability company, other organization, or a government or governmental or quasi-governmental authority.
(d)The following words and phrases shall be construed as follows: (i) ”At any time” shall be construed as, “at any time or from time to time”; (ii) ”Any” shall be construed as “any and all”; and (iii) ”Including” shall be construed as “including but not limited to”.

Section 25.03. Written Agreement Required:

No amendment, alteration, modification of or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant.

Section 25.04. Notices:

Every notice, request, consent, approval, waiver or other communication under this Lease shall be deemed to have been given if in writing by (i) registered or certified mail, return receipt requested, postage prepaid, (ii) independent overnight courier (e.g., Federal Express), or (iii) personal delivery, addressed:

(a)If to Landlord, to the address designated as Landlord’s Address in Section 1.09, or such other address as Landlord designates, with a copy to such other persons as Landlord shall designate.
(b)If to Tenant, to the address designated as Tenant’s Address in Section 1.09, or such other address as Tenant designates, with a copy thereof to the address designated as Tenant’s Notice Copy Address or to such other persons as Tenant shall designate.
(c)A party’s attorney may sign a notice on behalf of the party. Notices that are mailed shall be deemed delivered three (3) business days after mailing. Notices that are shipped by independent overnight courier shall be deemed delivered one (1) business day after shipping. Notices that are personally delivered shall be deemed delivered upon delivery.

Section 25.05. Method of Payment:

Except as otherwise expressly provided herein, Landlord shall have the right to specify the manner of payment of Base Rent and Additional Rent during the Term of this Lease, and all amounts payable under this Lease shall be payable in coin or currency of the United States of America.

Section 25.06. Successors and Assigns:

Subject to the provisions hereof, this Lease shall bind and inure to the benefit of the parties and their respective successors, representatives, heirs and assigns.

Section 25.07. Tenant:

Any restrictions on or requirements imposed upon Tenant hereunder shall be deemed to extend to any Tenant’s subtenants, concessionaires and licensees and it shall be Tenant’s obligation to cause the foregoing persons to comply with such restrictions or requirements.

Section 25.08. Hold Over:

(a)If Tenant shall remain in possession of the Demised Premises after the end of the Term, a tenancy relationship shall be deemed to arise therefrom and any holdover shall not be construed as a consent by Landlord to the possession by Tenant of the Demised Premises beyond the Expiration Date of this Lease; however, until such time as Tenant complies with Section 7.06 and Article XX hereof, such holding over shall be deemed to be a month-to-month occupancy, subject to all of the provisions, conditions and obligations of this Lease, except that the Rent to be charged Tenant during such hold over period shall be double the monthly Rent in effect for the last month of the Term or any renewal periods, except that the first month of any hold over shall be based upon one and one quarter (1.25) times the monthly Rent in effect for the last month of the Term or any renewal periods and the second and third months of any hold over shall be based upon one and one half (1.50) times the monthly Rent in effect for the last month of the Term or any renewal periods.

(b)If Tenant fails to surrender the Demised Premises within thirty (30) days after the Expiration Date, or earlier termination of this Lease as provided for herein, then, in addition to any other liability to Landlord accruing therefrom, Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, liability or expense, including, without limitation, reasonable attorney fees, resulting from such failure to vacate including, without limiting the generality of the foregoing, loss of future rents and any claims made by any succeeding tenant arising due to such failure.

Section 25.09. Interest and Late Charge:

(a)Any payment required to be made by Tenant under the provisions of this Lease not made by Tenant within five (5) business days from the date when due (following applicable notice and cure periods, if any) shall be payable by Tenant to Landlord on demand with interest thereon at the highest legal rate, or eighteen (18%) percent per annum if there is no legal rate, computed from the date said sum became due to the date of payment thereof to Landlord.
(b)In order to cover the extra expense involved in handling delinquent payments, Tenant shall pay a “late charge” of five (5%) percent of the amount due when any payment of Rent hereunder is received by Landlord more than five (5) business days after the due date thereof (following applicable notice and cure periods, if any). It is understood and agreed that this charge is for additional expense incurred by Landlord and shall not be considered interest.
(c)No failure by Landlord to insist upon the strict performance by Tenant of Tenant’s obligations to pay interest and late charges as provided in this Section 25.09, shall constitute a waiver by Landlord of its right to enforce the provisions of this Section 25.09 in any instance thereafter occurring. The provisions of this Section 25.09 shall not be construed in any way to extend the grace periods, if any, or notice periods provided for in any other Articles of this Lease.

Section 25.10. Non-Waiver:

The failure of Landlord to insist upon strict performance of any covenants or conditions of this Lease or Landlord’s failure to exercise any option herein conferred in any one or more instances shall not be construed as a waiver or relinquishment of any such covenants, conditions or options, but the same shall be and remain in full force and effect. If the Landlord pursues any remedy granted by the terms of this Lease or pursuant to applicable law, it shall not be construed as a waiver or relinquishment of any other remedy afforded thereby.

Section 25.11. Broker:

Tenant and Landlord each represents that there are no broker(s) other than the Broker(s) set forth in Section 1.08, if any, responsible for bringing about or negotiating this Lease. Tenant and Landlord agrees to defend, indemnify, and hold each other harmless from and against any and all claims for brokerage commission or compensation with regard to the Demised Premises by any other broker claiming or alleging to have acted on behalf of or to have dealt with Tenant or

Landlord, and Landlord agrees to indemnify Tenant in connection with any claims of Brokers. Landlord will pay any fees or commissions due the Broker(s) pursuant to a separate agreement with any such Broker. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

Section 25.12. Not Record the Lease:

Landlord and Tenant agree that neither party shall record the Lease against the Property.

Section 25.13. Tenant Financial Statements:

If Tenant is no longer a publicly traded company, then within ten (10) days of Landlord’s request (but only if Landlord’s request is the result of a request from a prospective purchaser or lender), Tenant shall furnish to Landlord, a copy of its financial statement for Tenant’s fiscal year just ended. Tenant acknowledges that this undertaking is of substantial value to Landlord because Landlord’s rights to such financial statements may affect the availability or cost of Landlord’s financing. The Landlord shall maintain the confidentiality of any such financial statements delivered by the Tenant to the Landlord; provided, however, Landlord may disclose such financial statements to Landlord’s employees, agents, successors, assigns, accountants, attorneys, financial advisors, and actual and potential lenders, investors and purchasers, all in the ordinary course of business provided they sign a commercially reasonable confidentiality agreement. Tenant shall not be required to provide any financial statements that are not typically prepared by Tenant in the ordinary course of its business.

Section 25.14. Mechanics’ Liens:

Tenant shall not do or cause anything to be done whereby the Property may be encumbered by a mechanic’s lien. If any mechanic’s or materialman’s lien is filed against the Property as a result of any additions, alterations, repairs, installations, improvements or any other work or act of Tenant, Tenant shall discharge or bond same within thirty (30) days from the date Tenant receives notice of the filing of the lien. If Tenant shall fail to discharge or bond the lien, Landlord may bond or pay the lien or claim for the account of Tenant without inquiring into the validity of the lien or claim and Tenant shall reimburse Landlord for its reasonable costs within thirty (30) days after written demand for payment.

Section 25.15. Corporate Authority:

(a)Tenant represents that the undersigned officer of Tenant has been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Tenant does not and shall not violate any provision of any bylaws, certificate of incorporation, agreement, order, judgment, governmental regulation or any other obligations to which Tenant is a party or is subject.
(b)Landlord represents that the undersigned officer of Landlord has been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Landlord does not and shall not violate any provision of any bylaw, certificate of incorporation, agreement, order, judgment, governmental regulation or any other obligation to which Landlord is a party or is subject.

Section 25.16. Force Majeure:

Landlord and Tenant shall not be liable for any delays and other events beyond the reasonable control of such party defined herein as Force(s) Majeure(s), and including, without limitation: acts of God; strikes, lock-outs or other labor difficulty; explosion, sabotage, accident riot or civil commotion; act of war or terrorism; fire or other casualty; requirements of governing authorities or inability to obtain necessary governmental permits and approvals (and the period of any such delay shall be deemed added to the time provided for the performance of any obligation by Landlord or Tenant, except those related to Tenant’s payment of Rent and other sums due under this Lease).

Section 25.17. Blocked Person:

The Landlord and Tenant each warrants and represents to each other that they are not listed on The United States Treasury Department’s Office of Foreign Asset Control’s list of specially Designated National and Blocked Persons.

Section 25.18. Governing Law:

This Lease shall be governed by and construed pursuant to the Laws of the State of New Jersey.

Section 25.19. Renewal Option:

(a)Tenant shall, upon giving Landlord at least twelve (12) months prior written notice but no more than fifteen (15) months from the initial Expiration Date of the Lease (“Exercise Notice”), have the option to renew this Lease for an additional term of five (5) years (“Renewal Term”) upon all the same terms and conditions of the Lease, except for (i) the annual Base Rent, which shall be determined in accordance with the then “Prevailing Fair Market Rental Rate” being charged in the Building and other comparable quality office buildings in the Princeton, New Jersey office market for: (i) comparable space in size, quality and condition; (ii) comparable term of lease; and (iii) comparable Building services, amenities and location, and (ii) the Base Year shall be adjusted to the calendar year in which occurs the commencement date of the Renewal Term (which shall be taken into account in determining the Prevailing Fair Market Rental Rate), and take into account all other relevant factors.
(b)Within fifteen (15) days after receipt of Tenant’s Exercise Notice, Landlord shall send written notice to Tenant of the Prevailing Fair Market Rental Rate for the Renewal Term. In the event Landlord and Tenant cannot agree upon the annual Base Rent for the Renewal Term within thirty (30) days of Landlord’s notice, then within fifteen (15) days thereafter, each party shall select a qualified commercial real estate appraiser with at least five (5) years’ experience in appraising office properties in the Princeton, New Jersey office market and surrounding areas. The two appraisers shall give their opinion of Prevailing Fair Market Rental Rates within twenty (20) days after their retention. If the opinions of the two appraisers differ by three (3%) percent or less, then the average of the two appraisers shall be used as the Prevailing Fair Market Rental Rate. In the event the opinions of the two appraisers differ by more than three (3%) percent, and after good faith efforts over the succeeding ten (10) day period the parties cannot mutually agree on the Base Rent for the Renewal Term, then the appraisers shall immediately and jointly appoint a third appraiser with the qualifications specified above. This third appraiser shall, within five (5) business days, choose either the determination of Landlord’s appraiser or Tenant’s appraiser and such choice of this third appraiser shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate appraiser and shall equally share the costs of any third appraiser. As soon as Landlord and Tenant have agreed to the Base Rent for the Renewal Term, the parties shall execute an amendment to the Lease confirming the extension of the Term and the adjusted Base Rent.

(c)Tenant’s option to renew shall be conditioned upon and subject to each of the following:

(i)Tenant’s timely exercise of this option by providing Landlord its Exercise Notice within the time frame described in paragraph (a) above;

(ii)Tenant shall not be in default under the terms and conditions of this Lease beyond the applicable grace period for the cure thereof at the time Tenant exercises its option;

(iii)Intentionally omitted;

(iv)Tenant shall have no further renewal options other than the option to extend for the Renewal Term set forth in paragraph (a) above; and

(v)Landlord shall have no obligation to do any work with respect to the Demised Premises.

Section 25.20. Tenant’s Licensing Requirements:

Notwithstanding anything to the contrary contained herein, the Landlord shall reasonably cooperate with the Tenant, at no cost expense to Landlord, in the Tenant applying for any applicable governmental incentive award and/or New Jersey licensing requirements in connection with Tenant’s business, including without limitation, the New Jersey Department of Health Wholesale Drug and Medical Device Business Registration, including without limitation, upon notice from Tenant, on or about September 1, 2021, Landlord will (a) permit access to the Demised Premises on a prescheduled day for state inspectors to inspect the Demised Premises, with 2-3 Tenant employees also in the Demised Premises on such inspection day, and (b) prior to such inspection day, Landlord will cooperate with Tenant to provide for the following (1) the entrance to the Demised Premises shall have a secure lock in working order (provided, however, it is understood that the glass entrance door which is ultimately to be used as the entrance door will not be installed by September 1, 2021), (2) the electricity shall be turned on and the electricity and lights shall be working in the Demised Premises, (3) the installation of Tenant’s name on the electronic directory in the Building entrance lobby and/or Tenant may install any temporary door/suite signage; and (4) one of the storage areas in the Demised Premises shall have a locking door accessible by Tenant.

Section 25.21. Existing Furniture:

At no cost or expense to Tenant, Landlord has agreed to leave, and Tenant has agreed to accept, the existing furniture, an approximate list of which is attached hereto as Exhibit H (the “Furniture”), in the Demised Premises, and Landlord, at its expense, prior to the Commencement Date, will remove any existing furniture not on Exhibit H . The Furniture shall remain in the Demised Premises during the Term of the Lease, and Tenant shall be entitled to use the Furniture at no additional cost. At the end of the Term Tenant shall leave the Furniture in the Demised Premises in the condition which existed on the date hereof, reasonable wear and tear, casualty and condemnation excepted.

Section 25.22. Counterparts; Electric Signatures:

This Lease may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Any counterpart of this Lease may be executed and delivered by electronic transmission (including, without limitation, e-mail) or by portable document format (pdf) and shall have the same force and effect as an original.

-----SIGNATURES ON FOLLOWING PAGE-----

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Lease as of the day and year first above written.

LANDLORD:
500 COLLEGE ROAD VENTURE, LLC

By:	/s/ Michael Bergman
Name:	Michael Bergman
Title:	Authorized Signatory

TENANT:
AGILE THERAPEUTICS, INC.

By:	/s/ Tristen Herrstrom
Name:	Tristen Herrstrom
Title:	SVP, HR & Administration

EXHIBIT ”A”

OUTLINE OR FLOOR PLAN OF DEMISED PREMISES

300
310
Demised Premises
13,774 SQ.FT.
3RD FLOOR

2/ 4/ 21

For Leasing Information Please Contact:

BERGMAN
REAL ESTATE GROUP
— John Osborne, Exec. Director Leasing —
732 - 855 - 8600 ext. 115
josborne@bergmanrealty.com

500 COLLEGE ROAD
PRINCETON, NEW JERSEY

www.bergmanrealty.com

INTERIOR SPACE PLANNING
JEFFREY BARTON, A.I.A., P.C.
ARCHITECT
697 MILL CREEK RD, SUITE 10-12 MANAHAWKIN, N.J. 08050 609 - 488 - 5190

Exhibit A

EXHIBIT  “B”

LANDLORD’S WORK

Landlord shall, at its sole cost and expense but not to exceed a cap (the “Landlord’s Cap”) of $15.00 per rentable square foot of the Demised Premises ($206,610.00), provide for design, permitting, oversight and construction of the following Landlord’s Work to the Demised Premises substantially in accordance with the preliminary space plan (the “Preliminary Space Plan”) attached hereto as Exhibit “B-1”, using Building standard quantities and quality of materials and finishes unless otherwise noted below or as shown on the Preliminary Space Plan:

1.	Patching, sanding and painting of the Demised Premises (Tenant to choose color from Landlord’s samples), including, without limitation, removal of the map by the cafe;
2.	New carpet tile throughout the Demised Premises based on areas that are currently carpeted (Tenant to choose from Landlord’s samples);
3.	Fixing/replacement of all damage and/or stained ceiling tiles;
4.	Provide IT room with anti static vinyl flooring and sufficient electrical capacity and cooling to accommodate Tenant’s IT needs which may include the installation of a supplemental HVAC to be installed, maintained, metered by Landlord at a location reasonably determined by Landlord at Tenant’s sole cost and expense;
5.	Build out one (1) private office as provided on the Preliminary Space Plan to match existing office standard finishes, size and location to be confirmed by Tenant;
6.	Replace split door from mail room to corridor with fire rated door and replace split door from mail room into main office area with door;
7.	Remove a portion of upper cabinetry in pantry opposite sink at Tenant’s election; and
8.	Create an IT room in existing mail room per the Preliminary Space Plan and install door and remove mill work at Tenant’s election and comply with applicable building codes.

In addition to the foregoing, the former Deloitte reception desk shall be removed and the third floor lobby Common Area shall be renovated to the Building’s new standard lobby specifications.

Landlord’s Work shall be performed in accordance with the provisions of the workletter (“Workletter”) set forth in Exhibit “B-2” attached hereto and made a part hereof.

EXHIBIT ”B-1”

PRELIMINARY SPACE PLAN

500 College Road East

Princeton, NJ

3rd floor: furnished 13,774 SF

Covert to IT Server- Add Power
Remove. Relocate cubes from CEO office area here.
Extend wall to create IT Build room. Install Door and remove necessary mill work to comply with code and circulation.
Make CEO Office
NORTH WING
Remove cabinets
Remove upper mill work- to be coordinate with client site visit.
Remove
= Remove File Cabinets

2

EXHIBIT ”B-2”

WORKLETTER

1.General.

1.1The purpose of this Workletter is to set forth (i) how Landlord’s Work will be constructed, (ii) who will do the construction of Landlord’s Work, and (iii) who will pay for the construction of Landlord’s Work.

1.2Except as defined in this Workletter to the contrary, all capitalized terms used in this Workletter have the same meanings as the defined terms in the Lease.

1.3The terms, conditions and requirements of the Lease, except where clearly inconsistent or inapplicable to this Workletter, are incorporated into this Workletter.

1.4To the extent required, upon execution of the Lease, Landlord will hire, at its sole cost and expense, Landlord’s architect, who will prepare a set of fileable plans & specifications (“Plans & Specifications”) based on the Landlord’s Work and the Preliminary Space Plan. The Plans & Specifications will be sent to Tenant who will have five (5) business days to either approve the Plans & Specifications or advise Landlord in detail as to the portions of the Plans & Specifications which are not approved; provided, however, that Tenant may only disapprove the Plans & Specifications to the extent they are inconsistent with the Preliminary Space Plan. If Tenant does not respond within such five (5) business day period or does not specify with reasonable detail the reasons for disapproval, then the Plans & Specifications will be deemed approved. If the Tenant timely and otherwise properly disapproves the Plans & Specifications by notice to the Landlord setting forth in reasonable detail the reasons for disapproval, Landlord’s architect shall revise the Plan & Specifications and deliver the revised complete Plans & Specifications to Tenant within five (5) business days of Tenant giving timely notice of its objection to Landlord. In addition, Landlord shall revise and deliver revised complete Plans & Specifications to Tenant within five (5) business days of any governmental authorities’ objections to the Plans & Specifications.

1.5Except for Landlord’s Work and Base Building Work, the Demised Premises shall be delivered to Tenant in “as-is” condition. Other than Landlord’s Work and Base Building Work, any additional work, improvements or upgrades that exceed Landlord’s Cap that Tenant elects to have Landlord complete (“Additional Work”) shall be at Tenant’s sole cost and expense, including, but not limited to: (1) telephone wiring and computer cable installation (including panel location); (2) additional electrical outlets, dedicated lines, light switches or other electrical needs; (3) private security alarm system; (4) supplemental air conditioning, (5) furniture, including any system partitions modular workstations furniture, and (6) any other work not specifically identified above (including any other Early Entry Work set forth in Section 4.2). Tenant shall notify Landlord of any Additional Work it desires to have Landlord complete as Early Entry Work pursuant to Section 4.2or as a Change Order pursuant to Section 3 or by the Tenant as to Early Entry Work pursuant to Section 4.2.

1.6Landlord’s Work (unless otherwise specifically provided herein or in the Preliminary Space Plan) and Base Building Work shall consist of the materials, manufactures, design, capacity, quality, finish and color of the standards adopted by Landlord for the Building and, where quantities are specified in the Plans & Specifications or otherwise, such quantities shall include any existing installations to the extent usable and used in the performance of Landlord’s Work and Base Building Work. Whenever possible and practicable, Landlord will use the items and materials designated in the Plans & Specifications for the construction of Landlord’s Work; provided, however, that if Landlord determines in its reasonable judgment that it is not practical or efficient to use such materials, Landlord, upon notice to Tenant, shall have the right to substitute items and materials of comparable quality and utility.

1.7Landlord shall complete Landlord’s Work and Base Building Representations in a good and workmanlike manner in accordance with the Plans & Specifications, subject to any Change Orders, as provided herein, and all applicable laws and regulations. Subject to any Tenant Delay, Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Work and Base Building Representations on or prior to December 1, 2021. In the event Landlord does not Substantially Complete the Landlord’s Work and Base Building Representations and obtain a certificate of occupancy for the Permitted Use (or other form of governmental approval permitting Tenant’s occupancy of the Demised Premises for the Permitted Use) by February 1, 2022 (the “Outside Completion Date”), which Outside Completion Date shall be extended on a day- for-day basis for (1) each day of “Force Majeure,” as defined in Section 25.16 of the Lease, (2) for each day of Tenant Delays (as defined in Section 2.3 below), or (3) township delays in approving plans, issuing permits, inspecting work, etc., and as a result, Tenant cannot take occupancy of the Demised Premises for the purpose of conducting its business operations, then Tenant shall be entitled to an abatement of one (1) day of Base Rent for each day of delay beyond the Outside Completion Date until Landlord’s Work and the Base Building Representations are Substantially Complete.

2.Procedures.

2.1Landlord may, without Tenant’s consent but on prior notice to Tenant, make all changes to the Plans & Specifications required by any governmental authorities or to cause the Plans & Specifications to be in compliance with applicable legal requirements.

2.2As soon as reasonably practicable following the execution and delivery of the Lease and completion of the Plans & Specifications, Landlord shall instruct the general contractor or subcontractors engaged by Landlord to commence the construction of the Base Building Work and Landlord’s Work in accordance with sound construction industry practice and procedure, applicable legal requirements and the Plans & Specifications, and subject to Landlord obtaining of all permits and approvals of governmental authorities required under applicable legal requirements for the Base Building Work and Landlord’s Work.

2.3Reference to the term “Tenant Delay” shall include any and all matters referred as a Tenant Delay in this Exhibit B-2, as well as any delay in the completion of Landlord’s Work due to Change Orders (as defined below), Additional Work requests, Tenant’s delays in giving necessary approvals, installing telephone equipment/computer cabling (including obtaining any low voltage permits that may be required for such installation), installing its workstations or other furniture that requires final electrical inspections, and any other actions or inactions of Tenant that reasonably cause a delay in the Substantial Completion Date as set forth in Section 5.2 (and thus delaying the Commencement Date), but only to the extent that any such act, omission or delay actually delays or impedes the performance of Landlord’s Work beyond the date that Landlord’s Work would have been Substantially Completed but for such act, omission or delay; provided, however, there shall be no Tenant Delay unless Landlord notifies Tenant (which may be by email) of the Tenant Delay at the time of the Tenant Delay.

3.Change Orders. If Tenant requests any changes to the Plans & Specifications, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building Structure, any of the Building Systems, or the appearance or value of the Building (any such change requested by Tenant and consented to by Landlord is hereinafter referred to as a “Change Order”). If any Change Order increases the cost of constructing Landlord’s Work, Tenant shall bear such cost, and shall pay to Landlord, pursuant to terms of any such contract for the completion of such Change Order, within twenty (20) days after demand for payment. Any such Change Order shall indicate the additional cost to be paid by the Tenant and shall include a 10% of the “hard” cost component of the Change Order as an administrative fee to compensate Landlord for its time and effort in connection with the Change Order. If any Change Order delays Landlord’s completion of Landlord’s Work, then such delay shall constitute a Tenant Delay. As a condition to performing the applicable Change Order, Landlord shall have the right to require Tenant to agree in advance to the period by which completion of Landlord’s Work will be delayed as a result of such Change Order, and if Landlord and Tenant are unable to reasonably agree, then Landlord shall not be obligated to perform the Change Order in question. Tenant shall have five (5) days from receipt of this information from Landlord to advise Landlord to proceed with the Change Order or to withdraw the request. Any other actions of Tenant, or inaction by Tenant (including the failure by Tenant to timely pay for the cost of any Change Order or to unreasonably withhold consent to the Plans & Specifications) which delay Landlord in completing Landlord’s Work shall also constitute a Tenant Delay.

4.Designation of Tenant’s Construction Agent; Entry by Tenant and Its Agents.

4.1Tenant hereby designates Tristen Herrstrom, (Phone) 1-609-683-1880, x 6510, (Cell) 1-609-462-4975, e-mail: therrstrom@agiletherapeutics.com as its authorized agent (“Tenant’s Construction Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders and for the purpose of consulting with Landlord as to any and all aspects of Landlord’s Work. Tenant’s Construction Agent shall have the right to inspect the Demised Premises during the course of Landlord’s Work provided Tenant’s Construction Agent shall make a prior appointment with Landlord and/or its contractor at a mutually convenient time. Upon request of Tenant, Landlord agrees to permit Tenant’s Construction Agent to attend meetings (frequency and scheduling of which shall be as determined by Landlord) with Landlord’s architect, engineer, and general contractor for purposes of informing Tenant of the progress of the Landlord’s Work.

4.2Except as hereinafter provided, neither Tenant nor its agents, employees, invitees or independent contractors shall enter the Demised Premises during the performance of Landlord’s Work and Base Building Work without prior notice to Landlord. Tenant shall have the right to enter the Demised Premises prior to the Substantial Completion of Landlord’s Work and Base Building Work solely for the following purposes: (i) installation of telecommunication and audio/visual wiring and equipment such as installation of Tenant’s telephone, computer, or other data communication wiring and equipment including low voltage electrical required for same, (ii) installation of security and alarm systems including low voltage electrical required for same, (iii) installation of workstations, and (iv) installation of supplemental air-conditioning equipment, generators and other Landlord approved items, in each case as approved by Landlord pursuant to this Lease (collectively, the “Early Entry Work”). If Tenant or its contractor shall enter upon the Demised Premises or any other part of the Building for any purpose prior to the Commencement Date, Tenant shall indemnify and save Landlord harmless from and against any and all obligations, liabilities, causes of actions, damages, losses, costs and expenses (including reasonable attorney’s fees), arising from or claimed to arise as a result of: (i) any act, neglect or failure to act of Tenant or anyone entering the Demised Premised or Building with Tenant’s permission, or (ii) any other reason whatsoever arising out of Tenant’s or its contractor’s entry upon the Demised Premises or Building, except Tenant’s indemnity shall not cover the negligence or willful misconduct of Landlord. Such access to the Demised Premises by Tenant and/or its contractor prior to the Commencement Date shall not be deemed to be use and occupancy by Tenant of the Demised Premises whereby the Tenant shall have taken possession of the Demised Premises for purposes of determining the Commencement Date, but shall otherwise be subject to all of the terms of this Lease, except Tenant does not have to pay Rent during such access. Tenant shall not be charged for the use of the freight elevator or Tenant Electric Charges, during the Tenant’s move into the Demised Premises.

4.3All Early Entry Work shall be coordinated with Landlord’s scheduling requirements and shall be subject to Tenant not interfering with the performance of Landlord’s Work and Base Building Work and/or any other work being performed in the Building at the same time. If the performance by Tenant of the Early Entry Work in the Demised Premises interferes with the performance by Landlord of Landlord’s Work and Base Building Work and/or any other work being performed in the Building at the same time, Landlord shall, notwithstanding the foregoing, have the right to notify Tenant of such interference (which notification may be oral) and Tenant shall immediately discontinue such interference. If the Substantial Completion of Landlord’s Work and Base Building Representations is delayed by reason of interference with the performance of Landlord’s Work and Base Building Representations caused by Tenant performing the Early Entry Work, Landlord’s Work and Base Building Representations shall be deemed to be Substantially Completed for the purposes of determining the Commencement Date as of the date Landlord’s Work and Base Building Representations would have been Substantially Completed but for such Tenant Delay.

4.4Subject to compliance with this Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to install its own access security and other security in the Demised Premises, provided that the Tenant shall provide a sufficient amount of access cards and/or other keys and codes for such system to the Landlord permitting the Landlord to gain access to the Demised Premises and to all rooms and closets therein to enable the Landlord to perform its obligations under this Lease.

5.Substantial Completion.

5.1The term “Substantial Completion” or “Substantially Completed” shall mean the completion of Landlord’s Work and Base Building Representations pursuant to the Plans & Specifications (except for Punch List items), including without limitation, the Landlord’s obtaining all required governmental approvals so the Tenant can use and occupy the Demised Premises for the Permitted Uses (including a temporary or permanent Certificate of Occupancy, if required).

5.2Landlord shall notify Tenant of the anticipated date of Substantial Completion of Landlord’s Work and Base Building Representations (the “Substantial Completion Date”) in a notice given at least five (5) business days prior to the Substantial Completion Date stated therein. Landlord and Tenant shall thereupon set a mutually convenient time on or prior to such date for Tenant’s Construction Agent, the Tenant’s architect (if required by the Tenant), Landlord and Landlord’s contractor to inspect the Demised Premises and Landlord’s Work and Base Building Representations, at which time Tenant’s Construction Agent shall prepare and submit to Landlord a list of Punch List items, if any, to be completed. “Punch List” shall mean a list setting forth those faults, defects and omissions in the Landlord’s Work and Base Building Representations, which are in the nature of minor or cosmetic faults, defects and omissions. Upon completion of the inspection, Tenant’s Construction Agent shall acknowledge in writing that Substantial Completion of Landlord’s Work and Base Building Representations have occurred, subject to any Punch List items to be completed as set forth below in Section 5.3. At such time, Landlord’s Work and Base Building Representations shall be deemed to be Substantially Completed and satisfactory in all respects and the Commencement Date shall be deemed to have occurred on the date set forth in Landlord’s notice. If the Substantial Completion Date shall be delayed by reason of any of the matters set forth herein which could constitute a Tenant Delay, the Demised Premises shall be deemed Substantially Completed for the purposes of determining the Commencement Date as of the date that the Demised Premises would have been Substantially Completed but for any such Tenant Delay, as determined by Landlord in its reasonable discretion.

5.3The taking of possession of the Demised Premises by Tenant shall be conclusively deemed that the Demised Premises and the Building were in good and satisfactory condition and that any work to be performed by Landlord was satisfactorily and Substantially Complete, except for latent defects and completion of the Punch List items. The Landlord and the Tenant shall mutually agree upon a Punch List to be prepared by Tenant and Landlord within thirty (30) days following the date Landlord’s Work and Base Building Representations are Substantially Complete. Landlord and its employees, contractors and agents shall have access to the Demised Premises at all reasonable times for the performance of Punch List items and for the storage of materials reasonably required in connection therewith, and Tenant will use all commercially reasonable efforts to avoid any interference with the performance of Punch List items. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Demised Premises during the performance of Punch List items. There shall be no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from the performance of Punch List items or the storage of any materials in connection therewith and Tenant shall not be entitled to any abatement of Rent on account therefor. Landlord shall use diligent efforts to complete any Punch List Items within thirty (30) days, or as soon as reasonably practicable following the date the Punch List is prepared.

6.Miscellaneous.

6.1Except as expressly set forth herein, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Demised Premises. Any other work in the Demised Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

6.2This Workletter shall not be deemed applicable to any additional space added to the original Demised Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Demised Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

6.3The failure by Tenant to pay any monies due Landlord pursuant to this Workletter within thirty (30) days of the date due shall be deemed an event of default under the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent and Landlord, may, if it so elects, discontinue construction of Landlord’s Work and Base Building Representations until all such sums are paid and Tenant has otherwise cured such event of default (and any delay in the performance of Landlord’s Work and Base Building Representations resulting therefrom shall be deemed to be a Tenant Delay). All late payments shall bear interest in accordance with Section 25.09 of the Lease.

6.4Upon notice to Tenant, any changes, as may be required by any governmental authority affecting Landlord’s Work and Base Building Work, may be complied with by Landlord in completing Landlord’s Work and Base Building Work and shall not be deemed to be a violation of the Plans & Specifications. Any such corrective work shall be deemed accepted by Tenant.

EXHIBIT ”C”

RULES AND REGULATIONS

Tenant agrees to comply with the following rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may make for the Building, it being agreed Landlord shall not be responsible for any non-observance thereof by other tenants.

1.Tenant shall not paint, display, inscribe or affix any sign, picture, advertisement, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Demised Premises which is intended to be seen from outside the Demised Premises, except on the hallway doors of the Demised Premises, and then only of color, size, style, character and material first approved by Landlord in writing which shall not be unreasonable withheld. Landlord reserves the right to remove at Tenant’s expense, all matter other than that above provided for without notice to Tenant.
2.In advertising or other publicity, without Landlord’s prior written consent, Tenant shall not use the name of the Building except as the address of its business and shall not use pictures of the Building in advertising and publicity.
3.Tenant shall not obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building. Tenant shall not place objects against glass partitions or doors or windows which would be unsightly from the Building corridor or exterior of the building.
4.Tenant shall not make noises, cause disturbances or vibrations or use or operate any electrical or electronic devices that emit sound or other waves or disturbances, or create odors that would be offensive to other tenants and occupants of the Building or that would interfere with radio or television broadcasting or reception from or in the Building or elsewhere, and shall not place or install antennae or aerials or similar devices outside of the Demised Premises.
5.Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building; and shall not exhibit, sell or offer to sell, use, rent, or exchange in or from the Demised Premises unless ordinarily embraced within the Tenant’s use of the Demised Premises specified herein.
6.Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning (including the adjustment of window blinds), and shall refrain from attempting to adjust any controls other than room thermostats, installed for Tenant’s use. Tenant shall keep corridor doors closed. Landlord shall not permit any object to be placed on or dropped into any grills or devices in the Demised Premises utilized for heating and air-conditioning. Landlord shall not be responsible for inconsistencies (e.g., excessive heating and/or cooling) in temperature with regard to heat and/or air conditioning to the extent such inconsistencies are caused by excessive heat- producing equipment or improvements made to the Demised Premises by the Tenant which interferes with the venting or distribution of heat or air conditioning in the Demised Premises. In addition, Tenant shall not install or operate in the Demised Premises any electrically-operated equipment or machinery other than that commonly used in a normal office operation without first obtaining the prior written consent of the Landlord.

7.At no cost to Tenant, door keys for doors in the Demised Premises will be furnished at the commencement of the Lease by Landlord. Tenant shall not affix additional locks on doors (or change existing locks) unless they provide a set keys to Landlord, and shall purchase duplicate keys only from Landlord. When the Lease is terminated, Tenant shall return all keys to Landlord and will disclose to Landlord the combination of any safes, cabinets or vaults left in the Demised Premises.
8.Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage which includes keeping doors locked and other means of entry to the Demised Premises closed.
9.If the Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain Landlord’s approval and comply with, Landlord’s instructions in their installation. Any security system shall be registered with the local municipality.
10.The Landlord may require that all persons who enter or leave the Building at any time, if determined by Landlord from time to time to be necessary for the protection of the Building, must identify themselves to security personnel, by registration or otherwise.
11.Peddlers, solicitors and beggars shall be reported to the office of the Building or as Landlord otherwise requests.
12.Tenant shall not overload floors and Landlord must give advance written approval as to size, maximum weight, routing and location of business machines, safes and heavy objects. Tenant shall not install and operate machinery devices of a nature not directly related to Tenant’s ordinary use of the Demised Premises without the written permission of Landlord. Landlord reserves the right to designate the time when and the method whereby freight, small office equipment, supplies, furniture, safes and other like articles may be brought into, moved or removed from the Building or rooms, and to designate the location for temporary disposition of such items. In no event shall any of the foregoing items be taken from Tenant’s space for the purpose of removing same from the building without the express consent of both Landlord and Tenant.
13.Furniture, packages, supplies, merchandise, freight, equipment and other large articles may be brought into the Building only at time and in the manner designated by Landlord. Tenant shall furnish Landlord with a list of furniture, equipment and other similar objects which are to be removed from the Building. Movements of Tenant’s property into or out of the Building are entirely at the risk and responsibility of Tenant and Landlord may require permits before allowing anything to be moved in or out of the Building.
14.No person or contractor shall be employed to do janitor work, window washing, cleaning, construction, maintenance or similar services in the Demised Premises except by Landlord or by contractors reasonably approved by Landlord.
15.Tenant shall not cook in the Demised Premises or otherwise create any obnoxious odors therein or in the Building or so as to violate any federal, state or municipal fire or zoning laws,

regulations or ordinances, nor shall Tenant use any space in the Demised Premises for living quarters, whether temporary or permanent.

16.Tenant shall not use or permit to be brought into the Demised Premises or the Building any inflammable oils or fluids other than small quantities of cleaning fluids and office supplies, or any explosive or other articles hazardous to person or property; or do or permit to be done any act or thing which will invalidate be in conflict with fire or other insurance policies covering the Building or its operation, or the Demised Premises, or part of either; or do or permit to be done anything in or upon the Demised Premises, or bring or keep therein, which shall not comply with all rules, regulations or requirements of the Board of Fire Underwriters, or any similar organization (and Tenant shall at all times comply with all such rules, orders, regulations or requirements), or which shall increase the rate of insurance on the Building, its appurtenances or contents. If by reason of the failure of Tenant to comply with the provisions of this paragraph, any insurance premium payable by Landlord shall at any time be increased above what it otherwise would be, Tenant shall reimburse Landlord to the extent of all such increases in premiums paid by Landlord.
17.Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations and shall not directly or indirectly make any use of the Demised Premises which may be prohibited by any laws, ordinances or regulations thereof or which shall be dangerous to person or property or shall increase the cost of insurance or require additional coverage.
18.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
19.Animals, birds, bicycles or motorized bikes shall not be brought in, or kept in or about the Building or the Demised Premises, unless for medical services or otherwise approved by Landlord in advance.
20.The charge for after-hours heat or air conditioning shall be as set forth in this Lease, as the same may change from time to time. There shall be a minimum charge of one-hour for every partial hour of usage.
21.The practicing of religious or ritualistic observances in the Common Areas of the Building is strictly prohibited.
22.Tenant shall be  responsible for  the observance  of all  of the  foregoing by  Tenant’s employees, agents, clients, customers, invitees and guests.
23.In the event of any inconsistency between the terms of this Exhibit C and the text of the Lease, the terms of the text of the Lease shall control.

EXHIBIT ”D”

JANITORIAL SERVICES

General Cleaning Office Area

Cleaning Service provided five (5) days per week.

Cleaning hours Monday through Friday, between 5:30 p.m. and before 8:00 a.m. of the following day.

On the last day of the week the work will be done after 5:30 p.m. Friday, but before 8:00 a.m. Monday.

No cleaning on holidays.

Furniture will be dusted and desk tops will be wiped clean. However, desks with loose papers on the top will not be cleaned.

Window sills and baseboards to be dusted and washed when necessary.

Office wastepaper baskets will be emptied nightly.

Cartons or refuse in excess of that which can be placed in wastebaskets will not be removed. Tenants are required to label such unusual refuse and place near wastebaskets.

Cleaners will not remove nor clean non paper tea or coffee cups or mugs or similar containers; also if such liquids are spilled in wastebaskets the wastebaskets will be emptied but not otherwise cleaned (and Tenant shall be responsible for the cleaning of and/or damage to any carpet resulting from any such liquids in wastebaskets).

Vinyl tile floors will be swept daily.

All rugs will be carpet swept nightly.

Carpets will be vacuumed every night.

All closet shelving, coat racks, etc. will be dusted weekly.

Seat cushions on chairs, sofas, etc. will be vacuumed weekly.

Common Area Lavatories

All lavatory floors to be swept and washed with disinfectant nightly.

Tile walls and dividing partitions to be washed and disinfected weekly.

Basins, bowls, urinals to be washed and disinfected daily.

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Mirrors, shelves, plumbing work, bright work, and enamel surfaces cleaned nightly.

Waste receptacles and wash dispensaries to be filled with appropriate tissues, towels, and soap supplied by Landlord.

Main Lobby Elevators, Building Exterior and Corridors

Wipe and wash all floors in main lobby nightly.

Wipe and/or vacuum floors nightly.

Polish or vacuum floors weekly in elevators.

Elevator cab to be wiped daily and thoroughly cleaned and polished weekly.

Lobby walls, glass, etc., to be wiped clean daily and thoroughly cleaned and polished weekly.

Lobby entrance doors, windows to be washed weekly.

Exterior windows will be cleaned when necessary but not less two (2) times per year.

Miscellaneous Services

Sweep sidewalk in front of building entrances daily.

Remove snow and ice from sidewalks when accumulation reaches 3” or more.

Remove snow from parking areas when accumulation reaches 3” or more.

Keep stairways clean at all times.

Keep custodian’s room and mechanical rooms clean and in orderly condition at all times.

Work Excluded

Cleaning services do not include the shampooing of carpet, nor washing nor polishing, nor waxing of furniture, files, cabinets, wastebaskets or other personal property of Tenant. When such work is necessary, Tenant may make necessary arrangements for same directly with Landlord’s cleaning employees.

In addition, Tenant acknowledges that the above cleaning is not medical cleaning and that any additional cleaning, including medical cleaning, shall be the sole responsibility of Tenant.

EXHIBIT “E”

HOLIDAY SCHEDULE

NEW YEAR’S DAY

MEMORIAL DAY

INDEPENDENCE DAY

LABOR DAY

THANKSGIVING DAY

CHRISTMAS DAY

EXHIBIT ”F”

LEGAL DESCRIPTION OF LAND

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE TOWNSHIP OF PLAINSBORO, COUNTY OF MIDDLESEX, STATE OF NEW JERSEY AND IS DESCRIBED AS FOLLOWS:

BEGINNING at a point in the Westerly line of College Road East, 100 feet in width, said point bearing the following two courses from a point formed by the intersection of the Northerly prolongation of the Easterly line of said College Road East with the Westerly prolongation of the Southerly line of Research Way 100 feet in width and running thence;

A.	Along said Northerly prolongation in a Southerly direction and along said Easterly line of College Road East in a Southerly direction the various courses and distances thereof, a total distance of 635.28 feet to a point; thence
B.	South 87 degrees 43 minutes 47 seconds West, 100.00 feet to the aforesaid beginning point and running; thence
(1)	Along said Westerly line of College Road East, South 02 degrees 16 minutes 13 seconds East 769. 79 feet to a point; thence
(2)	Still along said Westerly line of College Road East and continuing along a curve bearing to the left in a Southerly direction having a radius of 5550.00 feet, an arc length of 327.55 feet, the chord of said curve bearing South 03 degrees 57 minutes 39 seconds East 327.50 feet to a point; thence
(3)	Along other lands of Trustees of Princeton University (Tax Lot 12.12) South 84 degrees 20 minutes 54 seconds West 622.06 feet to a point in the Easterly line of other lands of said Trustees of Princeton University (common open space) (Tax Lot 13.01): thence
(4)	Along the Easterly line of the last mentioned lands, the following two courses; North 04 degrees 37 minutes 12 seconds East 251.27 feet to a point: thence
(5)	North 00 degrees 52 minutes 37 seconds West 912.78 feet to a point; thence
(6)	Still along the last mentioned lands, the following four courses; South 87 degrees 54 minutes 24 seconds East 130.00 feet to a point of curve; thence
(7)	Along a curve bearing to the left in an Easterly direction having a radius of 1902.63 feet. an arc length of 261.47 feet the chord of said curve bearing North 88 degrees 09 minutes 23 seconds East 261.26 feet to a point of tangency; thence
(8)	North 84 degrees 13 minutes 10 seconds East 141.82 feet to a point of curve; thence

(9)	Along a curve bearing to the right in a Southeasterly direction having a radius of 25.00 feet, an arc length of 40.80 feet, the chord of said curve bearing South 49 degrees 01 minutes 32 seconds East 36.42 feet to the point and place of BEGINNING,

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

Block 701, Lot 8 on the official tax map of the Township of Plainsboro, County of Middlesex, State of New Jersey.

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EXHIBIT H

EXISTING FURNITURE

Chairs

-20 high back chairs in the main conference room

-124 wheeled office chairs

-26 legged chairs

Desks, Cabinets & Credenzas

-24 large workstations with desk and upper and lower cabinets

-30 small workstations with lower cabinets

-13 office desks and credenzas

-13 office upper cabinets

Conference Room Tables & Credenzas

-1 large conference room table for 20 chairs and 1 rack of Creston A/V equipment

-1 medium conference room table for 10 chairs and 1 credenza

-1 small conference room table for 8 chairs, 1 credenza and a 55” Samsung TV monitor

-1 A/V presentation room oval table for 8 chairs

-6 small huddle room round tables for 4 chairs and 1 credenza

-1 small huddle room rectangular table for 5 chairs

File Cabinets

-20 large 5-drawer file cabinets

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-49 small 3-drawer file cabinets

Appliances

-2 double door stainless refrigerators

-1 dish washer

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